UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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The WhiteWave Foods Company

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March 30, 2016

Dear Fellow Stockholders,

It is my pleasure to invite you to attend The WhiteWave Foods Company’s 2016 Annual Meeting of Stockholders on Thursday, May 12, 2016 at 9:30 a.m. (MDT), at the Denver Museum of Nature and Science, Ricketson Auditorium, 2001 Colorado Blvd., Denver, Colorado 80205. At the Annual Meeting, we will vote on the proposals described in this Proxy Statement and present a brief report on our business performance during 2015. We will conclude the meeting by inviting you to ask questions and express your views to the members of senior management and our Board of Directors who will be present.

Let me take this opportunity to share some of WhiteWave’s highlights from 2015.

WhiteWave is a new kind of food company, with a clear mission of changing the way the world eats for the better. By creating and building authentic brands that change the marketplace and the way consumers think about our categories, we are positioned where consumers are headed. We entered 2015 with the intention of continuing our growth trajectory by entering new categories, investing in research and development, expanding our geographic scope and providing great-tasting products that are better for people and the environment. I am proud to report that we made strong progress toward these goals.

Our strong positions in rapidly growing categories have translated into solid top and bottom line growth. In 2015, we delivered net sales of $3.9 billion, a 13% increase from 2014, and we had two fiscal quarters with net sales of over $1.0 billion. We not only drove sales, but we converted this top line growth into strong earnings growth, increasing our adjusted operating income by 24% from 2014, to over $375 million. In fact, since 2012, our net sales have grown at a 19% compounded annual rate and our adjusted operating income has grown at a 29% compounded annual rate.

In addition to our strong financial performance in 2015, we also completed three strategic acquisitions and launched several new and innovative products, including cashew milk beverages and frozen desserts, plant-based frozen whipped toppings, almond and coconut plant-based coffee creamers, organic gluten-free macaroni and cheese, and frozen organic smoothie kits. We also opened a new state-of-the-art research and development facility, which tripled the size of our facility and enhanced our development and pilot plant capabilities.

Looking ahead, we are optimistic for an even better future. We expect continued category and volume growth across our core portfolio, along with contributions from our innovation pipeline and acquired businesses. We plan to continue to invest in the quality and sustainability of our supply chain, innovation capabilities, and marketing of our brands and the categories in which they compete. And we will continue to focus on being relevant to our consumers as we offer products that taste great and are better for them and the planet.

We appreciate the confidence you have placed in us through your investment in WhiteWave, and we look forward to seeing you at the meeting.

Sincerely,

Gregg L. Engles
Chairman of the Board and Chief Executive Officer

Your vote is important. We encourage you to submit your vote now, whether or not you plan to attend the meeting.

NOTICE OF STOCKHOLDERS’ MEETING

The 2016 Annual Meeting of Stockholders of The WhiteWave Foods Company, a Delaware corporation, will be held on Thursday, May 12, 2016, at 9:30 a.m. (MDT), at the Denver Museum of Nature and Science, in the Ricketson Auditorium, 2001 Colorado Blvd., Denver, Colorado 80205 for the following purposes:

1.	To elect the five director nominees named in the accompanying Proxy Statement to our Board of Directors for a one-year term;

2.	To approve, on an advisory basis, our executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2016; and

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 18, 2016 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors or on the approval, on an advisory basis, of our executive compensation in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

This Notice and the accompanying Proxy Statement are first being mailed to stockholders on or about March 30, 2016.

By order of the Board of Directors,

Roger E. Theodoredis
Executive Vice President, General Counsel and Corporate Secretary

March 30, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 12, 2016

WhiteWave’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2015 are available at www.whitewave.com.

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PROXY STATEMENT SUMMARY

The WhiteWave Foods Company (“WhiteWave”, the “Company”, “we”, “us” or “our”) provides below highlights of certain information in this Proxy Statement. This is only a summary, so please refer to our complete Proxy Statement and 2015 annual report on Form 10-K before you vote. On March 30, 2016, we began mailing a Notice of Electronic Availability containing instructions on how to access this Proxy Statement and our annual report online, and we began mailing these proxy materials to those stockholders who previously opted out of Internet access.

2016 ANNUAL MEETING OF STOCKHOLDERS
Date and Time: Thursday, May 12, 2016, at 9:30 a.m. (MDT)	Place: Denver Museum of Nature and Science Ricketson Auditorium 2001 Colorado Blvd. Denver, Colorado 80205

Record Date: March 18, 2016

VOTING MATTERS AND BOARD RECOMMENDATIONS
Management Proposal	Vote Required for Approval	Abstentions	Broker Uninstructed Shares (Broker Non-Votes)	Board’s Recommendation
Election of the five director nominees named in this Proxy Statement	A nominee will be elected if the votes cast FOR such nominee exceed the votes cast AGAINST such nominee	No Impact	No Impact	FOR all director nominees

Approval, on an advisory basis, of our executive compensation	Majority of shares cast	No Impact	No Impact	FOR

Ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2016	Majority of shares cast	No Impact	Voted in broker’s discretion	FOR

CORPORATE GOVERNANCE HIGHLIGHTS

Our Corporate Governance Policies Reflect Best Practices

• Majority of our directors are elected annually, and all directors will be elected annually beginning in 2017	• Average director attendance at Board and committee meetings of 97% during 2015

• Majority voting and a director resignation policy for directors in uncontested elections	• Double-trigger vesting following a change in control for all equity awards granted to our executive officers after 2014

• Board has an independent Lead Director	• Executive sessions of independent directors held at each regularly scheduled Board meeting

• All but one director is independent and 37% of our directors are women	• Company policies prohibit pledging and hedging of WhiteWave stock

• Strong pay for performance executive compensation program	• Robust director and executive officer stock ownership requirements

See “Corporate Governance” for more details regarding our corporate governance practices.

STOCKHOLDER ENGAGEMENT

We believe that maintaining positive relationships with our stockholders is critical to WhiteWave’s long-term success. We value the views of our stockholders and other stakeholders, and we solicit input throughout the year on topics such as portfolio strategy, corporate governance, transparent public disclosure, executive compensation, sustainability and corporate social responsibility. See “Executive Compensation—Stockholder Engagement Program” for examples of our recent engagement activities.

EXECUTIVE COMPENSATION HIGHLIGHTS

In accordance with the Company’s pay for performance philosophy, the majority of 2015 compensation for our executive officers was performance-based and equity-based, and paid in the form of variable, or “at risk,” compensation:

		Performance-Based
	Base Salary	Short-Term Incentive Compensation	Long-Term Incentive Awards
CEO	12%	22%	66%
Other Named Executive Officers	24%	23%	53%

For 2015, the Compensation Committee determined that the base salary, short-term incentive target percentages and long-term incentive award levels of our Named Executive Officers were market competitive and made no adjustments from 2014. The mix of awards granted to our Named Executive Officers under our 2015 long-term incentive plan was the same as in 2014: one-third stock options, one-third restricted stock units and one-third performance stock units. Total payouts to our Named Executive Officers under our 2015 short-term incentive plan were within the range of 49% to 161% and, consistent with our pay for performance compensation philosophy, the payout for each executive correlated to his individual performance, the performance of his respective business and WhiteWave’s overall performance. See “Executive Compensation—Compensation Discussion and Analysis” for more details regarding our executive compensation program.

INFORMATION ABOUT THE WHITEWAVE FOODS COMPANY

We are a leading consumer packaged foods and beverages company that manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic produce throughout North America and Europe. We also hold a 49% ownership interest in a joint venture that manufactures, markets, distributes, and sells branded plant-based beverages in China. The address of our principal executive office is 1225 Seventeenth Street, Suite 1000, Denver, CO 80202 and our telephone number is +1.303.635.4500. Our corporate website is at www.whitewave.com. Information contained on our Web site does not constitute part of this Proxy Statement.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, May 12, 2016, at 9:30 a.m. (MDT), at the Denver Museum of Nature and Science, Ricketson Auditorium, 2001 Colorado Blvd., Denver, Colorado 80205. The telephone number of the Denver Museum of Nature and Science is +1.303.370.6000. The doors to the meeting room will open for admission at 9:00 a.m. Directions to the meeting location are posted at www.whitewave.com.

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own WhiteWave common stock as of the close of business on March 18, 2016 will be entitled to attend the meeting. If you are a stockholder of record as of March 18, 2016 and you plan to attend the Annual Meeting, please save your Notice of Electronic Availability or proxy card, as the case may be, and bring it to the Annual Meeting as your admission ticket. If you plan to attend the meeting but your shares are not registered in your name, you must bring evidence of stock ownership as of March 18, 2016, which you may obtain from your bank, stockbroker or other adviser, to be admitted to the meeting. No cameras, recording devices or large packages will be permitted in the meeting room.

Under appropriate circumstances, we may provide assistance or a reasonable accommodation to attendees of the Annual Meeting who require assistance to gain access to the meeting or to receive communications made at the meeting. If you would like to request such assistance or accommodation, please contact our Investor Relations Department at investor.relations@whitewave.com, at 1.303.635.4747 or at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202. Please note that we may not be able to accommodate all requests.

Information about this Proxy Statement

Why You Received this Proxy Statement. You have received these proxy materials because WhiteWave’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by SEC rules, WhiteWave is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. On March 30, 2016, we began mailing to our stockholders of record as of the close of business on March 18, 2016 a Notice of Electronic Availability (the “Notice”) containing instructions on how to access this Proxy Statement and our annual report online, and we began mailing these proxy materials to those stockholders who previously opted out of Internet access. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report online. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding and Summary Processing. SEC rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our stockholders, which is referred to as “householding,” and to print an individual’s multiple accounts on a single Notice or set of Annual Meeting materials, which is referred to as “summary processing.” Both of these delivery methods may result in cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Annual Meeting materials to multiple stockholders who share an address and we have summarized on one Notice or set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholders before the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, you may contact Broadridge toll-free at +1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above telephone number or address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone—Stockholders who received a proxy card by mail and are located in the United States can vote by telephone by calling +1.800.690.6903 and following the instructions on the proxy card;

•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

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By Mail—If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card. If you received a Notice of Electronic Availability, you cannot vote your shares by filling out and returning the Notice; however, the Notice provides instructions on how to vote by Internet or by requesting and returning a paper proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 11, 2016. We encourage you to submit your proxy as soon as possible (by telephone, Internet or by mail) even if you plan to attend the meeting in person. Broadridge Investor Services will count the votes and act as inspector of election.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors or on the advisory vote to approve our executive compensation unless you have given your broker specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, any or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of all five nominees for director named in this Proxy Statement;

•	FOR approval, on an advisory basis, of our executive compensation;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2016; and

•	For any other matter properly presented before the meeting, in the discretion of the proxies.

You may revoke or change your proxy before the meeting for any reason by (1) if you are a registered stockholder (or if you hold your shares in “street name” and have a proper legal proxy from your broker), voting in person at the Annual Meeting, (2) submitting a later-dated proxy, either by telephone or online (your last vote before the meeting begins will be counted), or (3) sending a written revocation that is received before the meeting to WhiteWave’s Corporate Secretary, Roger E. Theodoredis, at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202.

Each share of WhiteWave common stock is entitled to one vote. March 18, 2016 is the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. As of March 18, 2016, there were 176,860,328 shares of WhiteWave common stock outstanding and no other classes of capital stock outstanding.

Quorum Requirement

A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting are present, in person or by proxy. Abstentions and broker “non-votes” are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a bank or broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange (“NYSE”) rules, banks and brokers would have discretionary voting power for the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2016 (Proposal 3), but not for voting on the election of directors (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 2).

Required Votes for Action to be Taken

Five directors have been nominated for election to our Board of Directors at the Annual Meeting. WhiteWave’s By-laws provide that, in uncontested elections, each director must be elected by the majority of the votes cast with respect to such director. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected. Only votes “for” or “against” are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Delaware law provides that the director would continue to serve on WhiteWave’s Board as a “holdover director.” However, under our Corporate Governance Principles, each holdover director is required to tender his or her resignation to the Board promptly after the stockholder vote has been certified. Under our Corporate Governance Principles, the Nominating and Corporate Governance Committee (excluding the director who tendered the resignation, if applicable) will decide whether to accept the director’s resignation or whether other action should be taken, and publicly disclose its decision and rationale, within 90 days.

For each proposal other than the election of directors, the affirmative vote of the holders of shares of common stock having a majority in voting power of the votes cast by the holders of all of the shares of common stock present or represented at the meeting and voting on the matter is required in order to be approved. Abstentions will have no effect on these proposals. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Brokers and custodians cannot vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Proposal number	Item	Votes required for approval	Abstentions	Broker Uninstructed shares (Broker non-votes)
1	Election of the five director nominees named in this Proxy Statement	Majority of shares cast	No impact	No impact

2	Approval, on an advisory basis, of our executive compensation	Majority of shares cast	No impact	No impact

3	Ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2016	Majority of shares cast	No impact	Voted in the broker’s discretion

Other Business to be Considered

The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this Proxy Statement and knows of no other matters that are likely to be brought before the meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such matter in their discretion.

CORPORATE GOVERNANCE

Corporate Governance Principles

WhiteWave’s Corporate Governance Principles contain general guidelines regarding the functions of WhiteWave’s Board of Directors and Board Committees. The Corporate Governance Principles are available at www.whitewave.com on the “Investor Relations” page under the link “Corporate Governance.”

Director Independence

Under applicable NYSE rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with WhiteWave (either directly or as a partner, stockholder or officer of an organization that has a relationship with WhiteWave). Our Board of Directors must conduct an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between WhiteWave and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time.

In making its independence determinations, the Board considered whether any of the directors was or is a party to certain types of relationships and transactions. See “—Review of Related Person Transactions” in this Proxy Statement. In March 2016, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the NYSE rules and our Corporate Governance Principles: Michelle P. Goolsby, Stephen L. Green, Joseph S. Hardin, Jr., Anthony J. Magro, Mary E. Minnick, W. Anthony Vernon and Doreen A. Wright. Gregg L. Engles was determined to not be an independent director because he currently serves as the Chief Executive Officer of our Company. In addition, the Board has determined that Mses. Goolsby and Wright, and Messrs. Green, Hardin and Magro are independent for audit committee purposes under the NYSE rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Board has determined that Messrs. Green, Hardin and Vernon, and Mses. Goolsby and Minnick are independent after taking into account the independence considerations required by NYSE rules and Rule 10C-1 of the Exchange Act relating to compensation committee service.

Board Leadership Structure

Our Board of Directors is composed primarily of independent directors, as that term is defined in the NYSE rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management. Mr. Engles currently serves as our Chairman of the Board and Chief Executive Officer. He has served in such roles since the formation of WhiteWave in 2012. As Chief Executive Officer of our former parent, Dean Foods Company, Mr. Engles was the chief strategist behind the acquisition and combination of the businesses that now comprise WhiteWave, and the spinning-off of WhiteWave into an independent company. During his tenure as Chairman and Chief Executive Officer of WhiteWave, Mr. Engles has consistently demonstrated his strong leadership of the Board and senior management, and has successfully overseen the development and execution of our annual operating plans and long-term strategic plan. Our Board believes that having Mr. Engles serve in the combined role of Chairman and Chief Executive Officer promotes unified execution of our strategic plan and facilitates information flow between management and the Board, which is essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interests of our stockholders at this time because it provides the appropriate balance between development and execution of the Company’s short- and long-term strategy and independent oversight of management.

Pursuant to our Corporate Governance Principles, the independent members of our Board of Directors appoint a Lead Director annually from among our independent directors. Joseph S. Hardin, Jr. currently serves as our Lead Director. The Lead Director: (1) in consultation with the Chairman, calls all Board meetings; (2) approves the schedule and agenda for all Board meetings and information sent to the Board prior to meetings; (3) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the Board; (4) acts as a liaison between the independent directors and our Chief Executive Officer; and (5) in conjunction with management, makes himself or herself available for consultation and direct communication with WhiteWave’s significant stockholders.

Mr. Engles works closely with Mr. Hardin to identify appropriate topics of consideration for the Board and to plan effective and informative meetings. The independent directors on our Board meet in executive session at the end of each regularly scheduled Board meeting and following special meetings from time to time. Mr. Hardin presides at all of these executive sessions.

All members of the Audit, Compensation, and Nominating and Corporate Governance Committees of our Board of Directors are independent pursuant to applicable NYSE and SEC rules and our Corporate Governance Principles. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation (including the compensation of our Chief Executive Officer), and the nomination of directors and evaluation of the Board of Directors and its Committees is entrusted solely to independent directors.

Stockholder Engagement

WhiteWave strives to engage with our stockholders on an on-going basis on a variety of topics, including our financial performance, execution of our growth strategy, corporate governance practices and executive compensation programs. In 2015 and early 2016, we held discussions with many of our largest stockholders to solicit their input and feedback. See “Executive Compensation—Compensation Discussion and Analysis—Stockholder Engagement Program” for a description of our program.

Annual Evaluations of the Board and each Committee

Each year, the Board of Directors and each Committee conducts a self-evaluation to assess its performance and consider potential areas of improvement. This internal review, conducted over several meetings, focuses on the effectiveness of the Board and each Committee assessed against its responsibilities as set forth in WhiteWave’s Corporate Governance Principles and each Committee charter. Members of the Board and each Committee complete a detailed questionnaire soliciting feedback on matters such as fulfillment of its primary responsibilities, effectiveness of discussion and debate at meetings, the quality and timeliness of Board and Committee materials and presentations, the composition of the Board and each Committee (including experience, skills and independence of members), and effectiveness of the Board’s and each Committee’s processes. A summary of all responses is reviewed by our Chairman, Lead Director and the Chair of the Nominating and Corporate Governance Committee, and each Committee Chair reviews the responses with respect to his or her Committee with the other Committee members. The Lead Director and each Committee Chair are expected to follow-up on any matters raised in the questionnaire and take action, as appropriate.

Review of Related Person Transactions

Under our Code of Ethics, all of our directors, officers and employees are expected to make business decisions and take actions based upon the best interests of WhiteWave and not based upon personal relationships or benefits. In addition, our Board of Directors has adopted a Related Party Transaction Policy regarding the review and approval of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” for these purposes includes our directors and executive officers, any person who is known to be the beneficial owner of more than 5% of our common stock and any entity in which any of the foregoing persons has a greater than 10% ownership interest.

Under our Related Party Transaction Policy, the Audit Committee of WhiteWave’s Board of Directors is responsible for reviewing and approving any related person transactions and will consider factors it deems appropriate, including: the nature of the interest of the related person in the transaction; the approximate dollar amount involved in the transaction, including the amount payable to the related person; whether the transaction may involve a conflict of interest; and the purpose of the transaction and any potential benefits to WhiteWave. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in good faith in accordance with its business judgment.

Any transaction proposed to be entered into by WhiteWave with a related person must be reported to our General Counsel and reviewed and approved by the Audit Committee, in accordance with the terms of our Related Party Transaction Policy, prior to effectiveness or consummation of the transaction. If advance approval by the Audit Committee is not practicable under the circumstances, the Chair of the Audit Committee may approve the transaction, subject to ratification by the full committee at its next meeting. Any transaction with a related person previously approved by the Audit Committee that is ongoing in nature shall be reviewed by the Audit Committee annually. There have been no related person transactions since January 1, 2015 to report in this Proxy Statement.

Role of the Board of Directors in Risk Oversight

The Board has an active role, as a whole and also at the Committee level, in overseeing management of the Company’s risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee has primary responsibility for reviewing and discussing the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled, and for monitoring the Company’s major financial risk exposures and the steps the Company has taken to monitor and control such exposures. Our management team has implemented an enterprise risk management program to conduct an annual business risk assessment and present its findings and progress toward mitigating such risks to the Audit Committee throughout the year. The business risk assessment includes an action plan to address such risks, and the Audit Committee discusses with management the appropriateness of such strategies. The Audit Committee also is charged with overseeing risks with respect to our Related Party Transaction Policy, and with any potential conflicts of interest with directors and director nominees. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Nominating and Corporate Governance Committee is charged with overseeing the process of conducting management succession planning and management development. Each Committee reports its findings to the full Board for consideration. In addition, the Board receives updates from senior management on other areas of material risk at each regularly scheduled quarterly meeting, including operational, financial, legal and regulatory, and strategic and reputational risks. These measures are designed to allow the Board to ensure that the risk management processes designed and implemented by management are adequate and functioning as designed.

Communications with the Board of Directors

If our stockholders or other interested parties wish to contact our Lead Director or any other member of our Board of Directors on a Board-related issue, they may write to him or her in care of Roger E. Theodoredis, Corporate Secretary, at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as business solicitations or advertisements, junk mail, mass mailings and spam, new product suggestions, product complaints or inquiries, resumes and other forms of job inquiries, or surveys. In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

Process for Recommending or Nominating Potential Director Candidates

The Nominating and Corporate Governance Committee, with the input of the Chief Executive Officer, is responsible for recommending nominees for Board membership to fill vacancies or newly created positions and for recommending the persons to be nominated for election at the Annual Meeting. In connection with the selection and nomination process, the Committee reviews the desired experience, skills, diversity and other qualities to ensure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In connection with the process of nominating incumbent directors for re-election to the Board, the Committee also considers the director’s tenure on and unique contributions to the Board.

Our independent directors have retained, and the Nominating and Corporate Governance Committee may retain, as appropriate, search firms to assist in identifying qualified director candidates. The Nominating and Corporate Governance Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. In considering whether to recommend any candidate to the Board, the Committee will apply the criteria set forth in our Corporate Governance Principles, which are designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business. The Committee will not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation.

Stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information (such as age, principal occupation or employment and relevant experience) and the number of shares of our common stock beneficially owned by the potential candidate to our principal executive offices at:

Board of Directors

c/o WhiteWave Corporate Secretary

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

Assuming the appropriate information has been provided, the Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election to the Board, then his or her name will be included in the proxy statement for the next annual meeting of stockholders.

Stockholders also have the right under our By-laws to directly nominate candidates, without any action or recommendation on the part of the Board of Directors. Our By-laws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our By-laws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to WhiteWave’s Corporate Secretary, in the case of an annual meeting, not earlier than the 120th day and no later than the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting.

Succession Planning and Management Development

The Board supports the development of the Company’s executive talent, especially the Chief Executive Officer and the senior leaders of the Company, because continuity of strong leadership at all levels of the Company is part of the Board’s mandate for delivering strong performance to stockholders. To further this goal, the executive talent development and succession planning process is integrated in the Board’s annual activities. Our Corporate Governance Principles require that our Chief Executive Officer and Executive Vice President, Human Resources provide the Board, on an annual basis, with an assessment of our senior executives and their potential to succeed our Chief Executive Officer, and an assessment of persons considered potential successors to other senior executive positions. The Board deliberates in executive session on the succession plan for the Chief Executive Officer and the ongoing evaluation of other potential succession candidates.

Management and the Board take succession planning seriously and, although the Corporate Governance Principles require an annual review, the process for management development and succession planning occurs much more frequently and involves regular interaction between management and the Board. Management regularly identifies high potential executives for additional responsibilities, new positions, promotions or similar assignments to expose them to diverse operations within the Company, and identified individuals are often positioned to interact more frequently with the Board so that directors may gain familiarity with these executives.

Code of Ethics

We maintain a Code of Ethics that applies to all of our directors, executive officers, and employees. Our Code of Ethics is posted on our corporate website at www.whitewave.com on the “Investor Relations” page under the link “Corporate Governance.” Any amendments to or waivers of our Code of Ethics relating to our directors or executive officers that is required to be disclosed also will be posted on our website. We have a designated compliance officer who oversees our ethics and compliance program. She provides regular reports to the Audit Committee on the program’s effectiveness and works closely with various functions to coordinate the sharing of best practices across our Company.

Availability of Committee Charters and SEC Filings

We believe that the charters adopted by the Audit, Compensation and Nominating and Corporate Governance Committees comply with applicable corporate governance rules of the NYSE. These charters are available on our website at www.whitewave.com on the “Investor Relations” page under the link “Corporate Governance.”

DIRECTOR COMPENSATION

Following is a description of WhiteWave’s 2015 compensation program for non-management directors. Directors who are WhiteWave employees do not receive compensation for their services as directors. The objectives of our director compensation program are to offer compensation that is competitive with the compensation paid by peer companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. The Compensation Committee regularly reviews the compensation paid to non-management directors and recommends changes to the Board of Directors, as appropriate. In 2015, the Compensation Committee asked its independent compensation consultant to evaluate WhiteWave’s director compensation program relative to the programs of peer companies. Based on this evaluation, the Committee concluded that, relative to its peers, WhiteWave’s mix of director compensation is weighted heavily towards equity versus cash compensation, WhiteWave’s program is generally competitive with the broader market and WhiteWave’s stock ownership requirements for directors are rigorous. The only change made to the program in 2015 was to change the vesting schedule for all equity-based awards to one-year cliff vest to better align with prevailing market practices and the service period for which the awards are granted. The following table sets forth the annual Board and Committee cash and equity retainers. Directors do not receive any meeting or attendance fees.

	Cash Retainer(1)	Restricted Stock Units or Stock Options(2)
All non-management directors	$100,000	$120,000
Additional compensation:
Lead Director	$25,000	—
Audit Committee Chair	$15,000	—
Compensation Committee Chair	$15,000	—
Nominating and Corporate Governance Committee Chair	$10,000	—

(1)	All cash retainers are paid quarterly in arrears and on a pro rata basis. Directors may elect to receive the cash portion of their annual retainer in the form of restricted stock units (“RSU”) and/or restricted stock awards (“RSA”) rather than in cash. If a director makes this election, he or she will receive an RSU or an RSA with a value equal to 150% of the cash portion of the retainer specified by the director, determined based on the closing price of WhiteWave common stock on the grant date. Shares of common stock represented by RSAs have full voting and distribution rights from the grant date. The portion of any RSU or RSA that is unvested at the time a director’s service to the Company terminates, other than upon expiration of his or her term, is subject to forfeiture.

(2)	Each non-management director receives an annual equity grant valued at $120,000. Directors may elect to receive this annual equity grant in the form of stock options, RSUs or a combination of both.

All annual awards of RSUs, RSAs and stock options to our non-management directors are granted on the same date that our executive officers and other key employees receive annual equity grants, and are calculated based on the closing price of our common stock on the grant date. Beginning in 2016, all RSUs, RSA and stock options granted to directors vest in full on the one-year anniversary of the grant date.

Director Compensation for 2015

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)(3)	Option Awards($)(3)(4)	Total ($)
Michelle P. Goolsby	172,500	—	119,990	292,490
Stephen L. Green	172,500	—	119,900	292,490
Joseph S. Hardin, Jr.	187,500	60,000	59,995	307,495
Mary E. Minnick	150,000	—	119,990	269,990
Doreen A. Wright	110,000	119,997	—	229,997

(1)	Represents the amount of cash compensation earned by each non-management director in 2015 for service on the Board and committees of the Board, including the following cash retainers that the directors elected to receive in RSUs or RSAs in lieu of cash, which were issued with a value equal to 150% of the foregone cash retainer: Ms. Goolsby ($115,000), Mr. Green ($115,000), Mr. Hardin ($125,000) and Ms. Minnick ($100,000).

(2)	Represents the aggregate grant date fair value of RSUs computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 related to “Compensation—Stock Compensation” as of the grant date of February 17, 2015. The aggregate grant date fair value of the RSUs is equal to the closing price of the Company’s common stock on February 17, 2015 multiplied by the number of RSUs awarded.

(3)	The following table shows the aggregate number of outstanding RSAs, RSUs and stock options as of December 31, 2015 held by each non-management director serving on the Board during 2015. Includes WhiteWave equity awards granted upon the conversion of outstanding equity awards of Dean Foods Company in connection with our spin-off from Dean Foods in May 2013, which converted equity awards have substantially equivalent value and substantially identical terms to the awards they replaced.

	RSA Awards (#)	RSU Awards (#)	Option Awards (#)
Michelle P. Goolsby	2,136	4,427	79,344
Stephen L. Green	—	14,789	121,102
Joseph S. Hardin, Jr.	—	26,646	144,795
Mary E. Minnick	570	11,893	23,845
Doreen A. Wright	—	10,965	35,354

(4)	Represents the aggregate grant date fair value of options to purchase WhiteWave stock computed in accordance with ASC Topic 718 related to “Compensation—Stock Compensation” as of the grant date of February 17, 2015. The assumptions used in valuing the stock options are described under the caption “Stock Options” in Note 11 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2015.

Director Stock Ownership Guidelines

Our Corporate Governance Principles establish stock ownership guidelines for our non-management directors. Pursuant to such Principles, within five years of joining our Board of Directors, all non-management directors are expected to own common stock of the Company having a value of at least three times the director’s annual retainer paid for service on our Board of Directors (not including additional retainers paid to the Lead Director or committee chairs). For purposes of these Principles, a director is deemed to “own” beneficially owned shares of common stock, as well as RSAs and RSUs, whether or not any applicable restrictions have lapsed, but not unexercised stock options, whether vested or unvested. Although compliance with these stock ownership guidelines is not required until 2017, all non-management directors who served on the Board during 2015 currently are in compliance with the guidelines.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established certain standing committees to assist in the performance of its various functions. All Committee members are appointed by our Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

Our Board of Directors has affirmatively determined, upon recommendation of the Nominating and Corporate Governance Committee, that all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles. The Board also has determined that all members of the Audit Committee meet the independence requirements contemplated by NYSE rules and Rule 10A-3 under the Exchange Act and, in determining the independence of all members of our Compensation Committee, the Board took into account the additional independence considerations required by NYSE rules and Rule 10C-1 of the Exchange Act relating to compensation committee service.

Our Board of Directors typically meets on a quarterly basis and holds special meetings as necessary. In 2015, our Board of Directors met nine times. Directors are required to regularly attend Board meetings, our Annual Meeting of Stockholders and meetings of the committees on which they serve, unless unforeseen circumstances prevent them from doing so. In 2015, all directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served, and average board attendance in 2015 was 97%. All of our directors attended the 2015 annual meeting. The chart below lists the standing committees of our Board of Directors and indicates who currently serves on those committees.

Director	Audit(1)		Compensation		Nominating and Corporate Governance
Gregg L. Engles	—		—		—
Michelle P. Goolsby	X	*	X		X
Stephen L. Green	X		X	*	—
Joseph S. Hardin, Jr.	X		X		X
Anthony J. Magro (2)	—		—		—
Mary E. Minnick	—		X		X
W. Anthony Vernon	—		X		X
Doreen A. Wright	X		—		X	*

*	Committee Chair

(1)	Our Board of Directors has determined, based upon recommendation of the Nominating and Corporate Governance Committee, that each of Ms. Goolsby and Mr. Green is an “audit committee financial expert,” as that term is defined by the SEC and that all members of the Committee are “financially literate,” as that term is used in the NYSE rules.

(2)	Mr. Magro joined the Board on January 15, 2016 and was not immediately appointed to any committees.

Effective on May 11, 2016, the composition of the standing committees of our Board will be as follows:

Director	Audit		Compensation		Nominating and Corporate Governance
Gregg L. Engles	—		—		—
Michelle P. Goolsby	X	*	—		X
Stephen L. Green	X		X	*	—
Joseph S. Hardin, Jr.	—		X		—
Anthony J. Magro	X		—		X
W. Anthony Vernon	—		X		—
Doreen A. Wright	X		—		X	*

The responsibilities of each of our standing committees are described below. Each of the Committees operates under a written charter; has authority to retain independent legal, accounting or other advisors, at our expense; makes regular reports to the Board of Directors; and reviews its own performance annually.

Audit Committee. The Audit Committee’s responsibilities include: appointing, approving the compensation of, and assessing the independence of our independent auditor; overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work; reviewing and discussing our annual and quarterly financial statements with management and the independent auditor; meeting regularly with members of our management and with our independent auditor outside the presence of management; overseeing our internal audit function, including the appointment and performance of our senior internal audit executive; discussing the Company’s major financial risk exposures, including our risk assessment and risk management policies; recommending policies regarding the hiring of employees from our independent auditor; establishing procedures for the receipt and retention of accounting-related complaints and concerns; monitoring our compliance with applicable legal and regulatory requirements; providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk; pre-approving all permitted non-audit services to be performed by our independent auditor; preparing the Audit Committee report required by SEC rules, which is included in this Proxy Statement; and reviewing transactions under our Related Party Transaction Policy. The Audit Committee met nine times in 2015.

Compensation Committee. The Compensation Committee’s responsibilities include: reviewing and evaluating the performance of the Chief Executive Officer, and approving the Chief Executive Officer’s compensation; reviewing and approving the compensation of our other executive officers and certain other senior employees and acting in an advisory role on non-executive employee compensation; setting our executive compensation policies and objectives and administering our executive compensation programs; overseeing our long-term incentive compensation programs and making final determinations regarding grants under such programs; reviewing and making recommendations to the Board with respect to director compensation; reviewing and discussing annually with management our Compensation Discussion and Analysis, which is included in this Proxy Statement; and preparing the Compensation Committee report required by SEC rules, which is included in this Proxy Statement.

The Compensation Committee met six times in 2015. Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided under the heading “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement.

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to serve as Board members and consider, develop, and make recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate size, function, and operation of the Board and its Committees to optimize the effectiveness of the Board. The Nominating and Corporate Governance Committee’s responsibilities include: developing and recommending to the Board of Directors the criteria for Board membership; reviewing periodically our Corporate Governance Principles; reviewing and making recommendations to the Board of Directors with respect to the process of conducting management succession planning and management development; identifying, evaluating, recommending and recruiting candidates to fill new or open positions on the Board of Directors and reviewing candidates recommended by stockholders; conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates; considering possible conflicts of interest of Board members and executive officers; and recommending Board Committee members and director development.

The Nominating and Corporate Governance Committee met four times in 2015. The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Corporate Governance—Process for Recommending or Nominating Potential Director Candidates.”

Executive Committee. In 2013 the Board of Directors established an Executive Committee comprised of Gregg L. Engles, Chair, Stephen L. Green and Joseph S. Hardin, Jr. The purpose of the Committee is to exercise the authority of the Board on matters delegated to it by the Board from time to time and to exercise the powers of the Board between regular meetings of the Board, as needed. The Executive Committee meets on a periodic basis, as needed, and did not meet in 2015.

Review of Risk in our Compensation Programs

We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. We reviewed our conclusion with our Compensation Committee, which believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit our Company over the long term. By targeting both Company-wide goals and business unit goals where appropriate for short-term incentive compensation, and by using benchmarks to our peer groups for long-term incentive compensation, we believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in a manner that does not encourage excessive risk-taking by our employees.

Independent Compensation Consultant

The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant to advise the Compensation Committee with respect to WhiteWave’s compensation programs for non-management directors, executive officers, and senior executives. Meridian has not provided, and is not expected to provide, advice or assistance to WhiteWave in any areas other than executive compensation. In addition, the Compensation Committee considered the independence of Meridian in light of SEC rules and NYSE listing standards requiring compensation committees to assess the independence of their compensation consultant, legal counsel and other advisors prior to receiving advice from them. The Compensation Committee received a letter from Meridian addressing its independence, including the factors contained in the NYSE listing standards and concluded that the services provided by Meridian in 2015 do not raise any conflicts of interest.

PROPOSAL ONE: ELECTION OF DIRECTORS

DECLASSIFICATION OF THE BOARD

Our Board of Directors currently consists of eight directors who are divided into two classes—Class I directors serve for a one-year term and Class II directors serve for a three-year term. Each of the five Class I directors nominated for election at the Annual Meeting will serve for a one-year term. Our Charter requires the declassification of our Board of Directors over a three-year period, and declassification began in 2015 and will be completed in 2017. As a result, each of the five directors elected at the Annual Meeting will serve for a one-year term, and all directors will stand for re-election at the 2017 annual meeting of stockholders for a one-year term.

DIRECTORS STANDING FOR RE-ELECTION

At the Annual Meeting, stockholders will vote for the five nominees listed below to serve for a one-year term until the 2017 annual meeting of stockholders and the election and qualification of his or her successor, or until such director’s earlier death, disqualification, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named below. Each of the nominees listed below is currently a member of our Board of Directors and has agreed to stand for re-election. Mary E. Minnick is not standing for re-election at the Annual Meeting. Ms. Minnick has served on our Board since 2012 and WhiteWave extends its heartfelt appreciation to Ms. Minnick for the tremendous contributions she has made to our success. Anthony J. Magro and W. Anthony Vernon initially were recommended to our Board by a member of our executive management team or an incumbent director. There are no family relationships among our directors, or between our directors and executive officers. Ages are as of the date of the Annual Meeting.

Michelle P. Goolsby

Director since November 2012

Ms. Goolsby, age 58, was appointed to our Board of Directors in November 2012. Since 2008, she has been a Venture Partner and a member of the Investment Committee of Greenmont Capital Partners, a private equity firm based in Boulder, Colorado, which focuses on investments in the natural products industry. From 1998 to 2008, Ms. Goolsby held multiple offices with Dean Foods Company, a leading beverage company, including Executive Vice President, General Counsel and Chief Administrative Officer, and Executive Vice President, Development, Sustainability and Corporate Affairs. Before joining Dean Foods, she spent more than 13 years in private law practice with two major Texas law firms, specializing in mergers and acquisitions, public and private securities offerings and other capital markets transactions. Ms. Goolsby also serves on the board of directors of Capstead Mortgage Corporation, a real estate investment trust, where she serves on the Audit Committee and as chair of the Compensation Committee; SACHEM Inc., a private chemical science company, where she serves on the Strategic Planning and HR/Compensation Committees; and Vitamin Angels Alliance, Inc., where she formerly chaired the board of directors and currently serves on the Audit Committee and as chair of the Compensation Committee. Ms. Goolsby is a Founding Member of the Center for Women in Law at the University of Texas School of Law and a former Trustee of the Law School Foundation. She is also a member of the National Association of Corporate Directors, Women Corporate Directors and the Texas State Bar and American Bar Associations.

Ms. Goolsby acquired a deep knowledge of our business, and the food and beverage industry generally, during her 10-year tenure with Dean Foods, which included the period during which our business was built through a series of acquisitions. We believe that this unique knowledge, combined with her continued focus on the organic and natural products industry, plus her broad experience in the areas of law, corporate development, sustainability, corporate governance, human resources, and communications, qualifies her to serve on our Board of Directors.

Stephen L. Green

Director since August 2012

Mr. Green, age 65, was appointed to our Board of Directors in August 2012. From November 1991 until his retirement in December 2012, Mr. Green was a partner with Canaan Partners, a venture capital firm. From 1985 until 1991, Mr. Green served as Managing Director of the Corporate Finance Group at GE Capital, the financial services unit of General Electric, a multinational conglomerate. Mr. Green previously served on the board of directors of Dean Foods Company from 1994 to May 1, 2013, where he chaired the Compensation Committee; and The Active Network, Inc., a software firm, from 2001 to 2013, where he served on the Compensation Committee and chaired the Audit Committee.

Mr. Green has a broad background in financing companies involved in manufacturing, retail, radio, television, cable broadcasting, and financial services. During his 25-year career in private equity, he has analyzed hundreds of financial statements and served on numerous boards of directors. In addition, Mr. Green held a variety of financial roles over a 12-year period at General Electric, including a five-year term as a Corporate Auditor. Mr. Green also served as Chairman of the Audit Committee at Advance PCS, a NYSE-listed Fortune 500 company, from 1993 to 2005. We believe that Mr. Green is qualified to serve as our director because his comprehensive experience and responsibility for financial and accounting issues will serve the Company well in his role as a director and a member of the Audit Committee.

Anthony J. Magro

Director since January 2016

Mr. Magro, age 62, was appointed to our Board of Directors in January 2016. He is a Senior Advisor of Evercore, an independent investment banking advisory firm where he was Senior Managing Director, Corporate Advisory from 2011 to 2015. Prior to this role, he held various positions with Bank of America Merrill Lynch from 2001 to 2011, including Vice Chairman of Global Investment Banking from 2009 to 2011, and Group Head & Managing Director of Global Investment Banking for Banc of America Securities from 2001 to 2009. Mr. Magro also headed the Merger & Acquisition Group of Bear, Stearns & Co., and worked in mergers and acquisitions at Kidder, Peabody & Co., and Dillon, Read & Co. from 1980 to 2001.

We believe that Mr. Magro is qualified to serve as a director because he brings more than 40 years of leadership and hands-on experience in the investment and corporate advisory services industry, and has extensive experience in identifying, evaluating and executing complex merger and acquisition transactions. We believe his experience will be valuable to WhiteWave as we seek to strategically grow the business, both in North America and globally.

W. Anthony Vernon

Director since January 2016

Mr. Vernon, age 60, was appointed to our Board of Directors in January 2016. He served as Chief Executive Officer of Kraft Foods Group, Inc., one of the largest consumer packaged food and beverage companies in North America, from October 2012, when Kraft was spun-off from Mondelēz International, until December 2014. He also served as a member of the Kraft Foods Group, Inc.’s Board of Directors until May 2015. Prior to October 2012, he served as Executive Vice President of the former parent of Kraft Foods Group, Inc. and President, Kraft Foods North America. Prior to joining Kraft, he was the Healthcare Industry Partner of Ripplewood Holdings LLC, a private equity firm, from 2006 until August 2009. Prior to that Mr. Vernon spent 23 years with Johnson & Johnson, a pharmaceutical company, in a variety of leadership positions, most recently serving as Company Group Chairman of DePuy Inc., an orthopedics company and subsidiary of Johnson & Johnson, from 2004 to 2005. Mr. Vernon is a director of Medivation, Inc., where he serves on the Compensation and Nominating and Corporate Governance Committees; Intersect ENT, Inc., a medical device company, where he chairs the Nominating and Corporate Governance Committee and serves on the Compensation Committee;

and NovoCure Ltd., an oncology company, where he chairs the Nominating and Corporate Governance Committee and serves on the Compensation Committee. He previously served as a director of Uluru Inc., a specialty pharmaceutical company, from August 2007 to December 2009.

Mr. Vernon brings a strong background in the consumer packaged food and beverage industry and deep operational experience to his role as a WhiteWave director. We believe that his leadership experience as the CEO of a global food and beverage company strengthens the board’s ability to oversee WhiteWave’s growth initiatives and qualifies him to serve on our Board of Directors. Mr. Vernon also has extensive experience as a public company director and has chaired several Compensation and Nominating and Corporate Governance committees.

Doreen A. Wright

Director since August 2012

Ms. Wright, age 59, was appointed to our Board of Directors in August 2012. Ms. Wright currently works as an information technology and business transformation consultant. She previously served as Senior Vice President and Chief Information Officer of Campbell Soup Company, a global food company, from 2001 to 2008, and as Interim Chief of Human Resources for Campbell Soup Company in 2002. Prior to that, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc., a cookie and snacks company, from 1999 to 2001 and, from 1995 to 1998, held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America. Prior to that she held various positions with American Express Company, Bankers Trust Corporation, and Merrill Lynch & Co. From 2009 to May 2013, she served on the board of directors of Dean Foods Company, where she served on the Audit and Governance Committees. Ms. Wright currently serves on the board of directors of Crocs, Inc., a global leader in innovative, casual footwear, where she chairs the Compensation Committee and the Business Systems Committee and serves on the Audit Committee. She also serves on the board of directors of New Hope Arts, Inc., a regional nonprofit arts center. Ms. Wright previously served on the boards of directors of Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; The Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee.

We believe that Ms. Wright is qualified to serve as a director because she brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on Audit, Compensation, and Corporate Governance committees.

Our Board of Directors unanimously recommends that you vote FOR the election of each of these directors.

DIRECTORS CONTINUING IN OFFICE

In addition to the five directors nominated for election at the Annual Meeting, the following two persons currently serve on our Board of Directors:

Gregg L. Engles

Chairman of the Board of Directors and Chief Executive Officer

Director since August 2012

Mr. Engles, age 58, has served as Chairman of the Board of Directors and Chief Executive Officer since August 2012. Mr. Engles previously served as the Chief Executive Officer of Dean Foods Company, a leading food and beverage company and former parent company of WhiteWave, from the formation of Dean Foods in

October 1994 until WhiteWave’s initial public offering in October 2012. Mr. Engles also serves on the board of trustees of Dartmouth College, where he serves on the Student Affairs Committee and the Advancement Committee, and on the board of directors of the Grocery Manufacturers of America, where he serves on the Executive Committee. He previously served as a director and as Chairman of the Board of Dean Foods and on the board of directors of Treehouse Foods, Inc.

Mr. Engles is uniquely qualified to serve as our Chairman and Chief Executive Officer. As the founder and former Chief Executive Officer and Chairman of the Board of Dean Foods Company, he has been the principal architect of our Company’s business platforms, having built Dean Foods’ WhiteWave—Alpro segment through a series of successful strategic acquisitions. As a result, he has unmatched experience with our Company’s business and a deep knowledge of the food and beverage industry.

Mr. Engles’ term as a director will expire in 2017.

Joseph S. Hardin, Jr.

Director since August 2012

Mr. Hardin, age 71, was appointed to our Board of Directors in August 2012. From 1997 until his retirement in 2001, he served as Chief Executive Officer of Kinko’s, Inc., a leading provider of printing, copying, and binding services. From 1986 to 1997, Mr. Hardin held a variety of positions with increasing responsibility at Wal-Mart Stores, Inc., a leading retailer, ultimately serving as its Executive Vice President and as the President and Chief Executive Officer of Sam’s Club, the wholesale division of Wal-Mart Stores, Inc. Mr. Hardin previously served on the boards of directors of PetSmart, Inc. until it was taken private in March 2015, where he served on the Corporate Governance and Compensation Committees; Dean Foods Company from 1998 to May 2013, where he served on the Compensation and Executive Committees; and American Greetings Corporation from 2004 to June 2009.

Mr. Hardin’s qualifications include serving as chief executive officer of three different companies with market capitalizations ranging from $2.0 billion to $22.0 billion. He has also previously served on the board of, and as a supply chain consultant to, American Greetings Corporation. We believe that Mr. Hardin is qualified to serve as a director because he has wide ranging leadership experience, including leadership roles with Wal-Mart Stores, Inc., our largest customer.

Mr. Hardin’s term as a director will expire in 2017.

PROPOSAL TWO: VOTE TO APPROVE, ON AN ADVISORY BASIS, OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers disclosed in the “Executive Compensation” section of this Proxy Statement. While this vote is non-binding, WhiteWave values the opinions of its stockholders and, consistent with our record of stockholder engagement, will consider the outcome of the vote when making future compensation decisions.

In considering your vote, we encourage you to review the “Compensation Discussion and Analysis” section of this Proxy Statement. As described in the Compensation Discussion and Analysis, we believe that WhiteWave’s executive compensation programs effectively align the interests of our executive officers with the interests of our stockholders by tying a significant portion of their compensation to WhiteWave’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to WhiteWave’s long-term success.

We are asking our stockholders to vote FOR the following resolution:

“Resolved, that the stockholders of WhiteWave approve, on an advisory basis, the compensation of WhiteWave’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

The Board has adopted a policy of providing triannual advisory votes on the compensation of our Named Executive Officers. The next advisory vote to approve our executive compensation will occur at the 2019 annual meeting of stockholders, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

Our Board of Directors unanimously recommends that you vote FOR this Proposal Two.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF

DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR 2016

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent auditor for 2016 and is soliciting your ratification of that appointment. In deciding that the appointment of Deloitte would be in the best interests of WhiteWave stockholders, the Audit Committee considered various factors, including overall fee levels, the experience and capability of the Deloitte team assigned to the WhiteWave engagement, Deloitte’s responsiveness and audit efficiency, and the value-added services provided. The strong knowledge of our business and accounting policies and practices that the Deloitte team has developed during their tenure as our independent auditor since our initial public offering enables us to collaborate efficiently and effectively on recurring audit and other matters, and to respond quickly to strategic growth initiatives, including business acquisitions.

The Audit Committee has responsibility for appointing our independent auditor and stockholder ratification is not required; however, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal. If the appointment of Deloitte is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Deloitte. Representatives of Deloitte will be present at the Annual Meeting to make a statement, if they choose, and to respond to appropriate questions.

Our Audit Committee and Board of Directors unanimously recommend that you vote FOR the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent auditor for 2016.

AUDIT COMMITTEE MATTERS

Audit Fees

Deloitte & Touche LLP has served as WhiteWave’s independent auditor since its formation in 2012. In addition to performing the audit of WhiteWave’s consolidated financial statements, Deloitte & Touche also provides various other services to WhiteWave. All of the services provided by Deloitte & Touche to WhiteWave in 2015 were pre-approved by the Audit Committee. The aggregate fees and reimbursable expenses billed to WhiteWave and its subsidiaries by Deloitte & Touche in 2015 and 2014 were as follows:

	2015	2014
Audit Fees (1)	$2,901,277	$2,085,000
Audit-Related Fees (2)	1,815,747	3,312,545
Tax Fees (3)	269,894	183,867
All Other Fees (4)	291,761	93,555

Total	$5,278,679	$5,674,967

(1)	“Audit Fees” includes fees and expenses billed for the audit of WhiteWave’s consolidated financial statements for stand-alone reporting purposes, review of financial statements included in WhiteWave’s quarterly reports on Form 10-Q, and services provided in connection with statutory audits.

(2)	“Audit-Related Fees” includes fees billed for services that are reasonably related to the performance of the audit or review of WhiteWave’s financial statements and are not reported above under the caption “Audit Fees.” These fees include services for due diligence on acquisitions and divestitures, and fees for services provided in connection with review of registration statements, comfort letters and consents.

(3)	“Tax Fees” includes fees billed for services that are related to tax compliance and advice, including international tax consulting.

(4)	“All Other Fees” includes fees and expenses primarily related to advice regarding evaluations of the environmental impact of certain products.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee also is directly responsible for evaluating the independent auditor, reviewing and evaluating the lead partner of the independent auditor, and overseeing the work of the independent auditor. The Audit Committee annually pre-approves services to be provided by Deloitte & Touche, and also considers and is required to pre-approve the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting WhiteWave’s 2015 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to WhiteWave in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	Audit of the financial statements for any subsidiary or other combined financial statements of WhiteWave, as requested;

•	Work performed in connection with registration statements such as due diligence procedures, issuance of comfort letters, consents and assistance responding to SEC comment letters;

•	Due diligence services related to potential acquisitions and divestitures of businesses, including tax structuring and related advice; and

•	Post-acquisition review of acquired business financial statements (including purchase accounting issues).

Tax Engagements

•	U.S. federal, state, local and international tax planning and advice regarding the tax consequences of proposed or actual transactions;

•	Assistance with U.S. federal, state, local and international income, franchise and other tax filings (such as preparation of returns and related matters);

•	Advice on tax audits;

•	Tax structuring and related advice in connection with potential restructurings;

•	Transfer pricing and cost segregation studies; and

•	Tax advice regarding new statutory, regulatory or administrative developments.

Other

•	Participation in Deloitte-sponsored benchmarking surveys, educational, informational, or other activities;

•	Use of Deloitte financial reporting compliance checklists;

•	Subscription service for use of Deloitte’s accounting research tool; and

•	Advisory services related to the Company’s environmental, general sustainability and packaging analyses.

Audit Committee Report

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2015 with representatives of Deloitte & Touche and Company management. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s most senior audit executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Company’s most senior audit executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We have also regularly reviewed and discussed the Company’s activities with respect to risk assessment and risk management, and received regular reports regarding the Company’s compliance program.

We have discussed with Deloitte & Touche the matters that are required to be discussed by Auditing Standard No. 16, as amended, as adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”).

We have received from Deloitte & Touche the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and we have discussed with Deloitte & Touche their independence.

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with Company management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

This report is presented by:

The members of the Audit Committee

Michelle P. Goolsby (Chair)

Stephen L. Green

Joseph S. Hardin, Jr.

Doreen A. Wright

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2015. These executive officers, whom we refer to as our Named Executive Officers, and their current positions are:

•	Gregg L. Engles, Chairman and Chief Executive Officer;

•	Kelly J. Haecker, Executive Vice President, Chief Financial Officer;

•	Blaine E. McPeak, Executive Vice President and Chief Operating Officer;

•	Bernard P.J. Deryckere, Executive Vice President and President, Europe Foods & Beverages; and

•	Kevin C. Yost, Executive Vice President and U.S. Group President, Americas Foods & Beverages.

In December 2015, WhiteWave’s Board of Directors made several senior-level internal promotions:

•

Blaine E. McPeak, formerly President, Americas Foods & Beverages, was appointed to the newly created position of Chief Operating Officer of WhiteWave, effective on December 1, 2015, and assumed responsibility for all of WhiteWave’s global operations.

•

Kevin C. Yost, formerly President, Americas Fresh Foods, was promoted to U.S. Group President, Americas Foods and Beverages, effective on December 1, 2015, overseeing WhiteWave’s U.S. businesses including Silk, So Delicious, Horizon, Wallaby Organic, Earthbound Farm and International Delight.

•

Kelly J. Haecker has decided to step down as Executive Vice President, Chief Financial Officer on March 31, 2016 and leave WhiteWave to spend more time with his family and Gregory S. Christenson, currently Chief Financial Officer, Americas Foods & Beverages, will succeed Mr. Haecker effective April 1, 2016.

These promotions did not impact our 2015 executive compensation program, but the Compensation Committee made several adjustments in 2016 to reflect these promotions. See “—Actions Taken with Respect to 2016 Compensation.”

2015 Financial and Strategic Highlights

In evaluating WhiteWave’s overall executive compensation program, payouts under the 2015 programs and plan designs for our 2016 programs, the Compensation Committee considered WhiteWave’s strategic and financial performance in 2015. WhiteWave’s growth momentum and our strong positions in rapidly growing categories translated into solid top and bottom line growth. The following were among the highlights and accomplishments considered by the Compensation Committee.

2015 Financial & Operating Performance

•

WhiteWave delivered adjusted net sales of $3.9 billion, a 13% increase from full year 2014, and two fiscal quarters of over $1.0 billion in net sales. This sales growth exceeded our original expectations for high-single to low double-digit growth for the year. Net sales increased 15% on a constant currency basis, compared with full year 2014. Net sales have grown at a 19% compounded annual rate since 2012. This growth was driven by robust performance in Europe Foods & Beverages and continued strong growth across all product platforms in Americas Foods & Beverages, along with contributions from strategic acquisitions.

•

We increased our adjusted operating income by 24% from 2014, to over $375 million, which exceeded our original mid-teens to high-teens growth expectation for the year. We have delivered adjusted operating income growth of 29% on a compounded annual basis since 2012. We continued our margin improvement trend and delivered almost 100 basis points of constant currency operating margin expansion, significantly exceeding our stated goal of 75 basis points.

•

We reported adjusted diluted earnings per share growth of 19% to $1.19, excluding investments associated with our China joint venture, compared with full year 2014. This exceeded our original expectations for the year for earnings per share between $1.14 and $1.18. We also met or exceeded quarterly earnings guidance in every quarter.

2015 Strategic Accomplishments

•	Completed three strategic acquisitions:

•

Magicow, which manufactures, markets and distributes bulk, bag-in-box and shelf stable creamers, coffee beverages and whipped toppings, further expands WhiteWave’s coffee bar and provides new product capabilities to support growth in the away-from-home channel.

•

Vega, a pioneer and leader in plant-based nutritional products, provided WhiteWave with entry into a new and fast-growing category in nutritional powders and bars with additional innovation opportunities. Vega enhances WhiteWave’s position as a global leader of plant-based foods and beverages.

•

Wallaby, a leading manufacturer and distributor of organic dairy yogurt products that include Greek and Australian yogurts and Kefir beverages, expands WhiteWave’s growing yogurt portfolio and provides entry into several fast-growing yogurt categories. The acquisition also added West Coast based yogurt manufacturing capabilities.

•	Completed the integration of previously acquired businesses Earthbound Farm and So Delicious.

•

Launched several new and innovative products, including cashew milk beverages and frozen desserts, coconut and almond flavored plant-based yogurts, drinkable plant-based yogurts, plant-based frozen whipped toppings, almond and coconut plant-based coffee creamers, organic gluten-free macaroni and cheese, new organic packaged salad kits, and frozen organic smoothie kits.

•	Opened a new state-of-the-art research and development facility, which tripled the size of our facility and enhanced our development and pilot plant capabilities.

•

Continued to foster a diverse and engaged workforce, receiving a perfect score of 100 percent on the 2016 Corporate Equality Index (CEI) and increasing the percentage of females and persons of color holding mid- and senior-management positions since our initial public offering.

•	Exceeded WhiteWave’s 2015 sustainability goals in the area of waste reduction, and earned a disclosure score of 99 out of 100 in the Carbon Disclosure Project’s Leadership Index.

Long-Term Performance Highlights

*	Net Sales are presented on a pro forma adjusted basis in 2012 and on an adjusted basis in 2015.
**	Adjusted EPS excludes investments associated with our China joint venture.

See Annex A for a reconciliation of GAAP to non-GAAP information used in this Proxy Statement.

As a result of our strong financial results, stockholder value has significantly increased since our IPO. Since our IPO, our share price has appreciated by 137% through March 15, 2016.

Summary of Compensation Committee Actions

The Compensation Committee evaluates our compensation philosophy each year and makes changes, as it deems appropriate, to our executive compensation program. In consultation with its independent compensation consultant, the Compensation Committee conducted a comprehensive review of our executive compensation program and philosophy, taking into account the rapid growth of our business and the business acquisitions completed. As a result of this review, the Compensation Committee made various changes to our executive compensation program in 2015, which are reflected in this Proxy Statement, including:

•

granting one-third of the annual long-term incentive (“LTI”) grants to our executive officers in the form of performance stock units (“PSUs”), which vest based on WhiteWave’s adjusted diluted earnings per share growth over a 3-year performance period relative to the adjusted diluted earnings per share growth of companies in the S&P 500 over the same period;

•

providing that equity awards granted to our executive officers are subject to “double trigger” accelerated vesting upon a change in control unless the acquiring company does not assume (and continue) the award following the change in control; and

•	adopting anti-hedging and pledging policies.

For 2015, the Compensation Committee determined that the base salary, short-term incentive target percentages and LTI award levels of our Named Executive Officers were market competitive and made no adjustments from 2014. The compensation paid to the Named Executive Officers in 2015 was primarily determined by WhiteWave’s strong financial performance for the year and reflects our pay for performance programs. In February 2016, the Compensation Committee approved payouts under our 2015 short-term incentive (“STI”) plan, which has two components: specific financial performance measures for the corporate functions and each of our business segments, which account for 80% of the payout, and individual objectives, which account for 20% of the payout. In 2015, the financial performance objectives, which consisted of consolidated and segment net sales, segment operating income and EPS, were achieved within a range of 37% to 162% of target performance. In determining actual performance under the financial performance objectives, the Compensation Committee exercised its negative discretion and reduced our adjusted EPS by $0.042 per share to include the incremental costs associated with the Americas Fresh Foods segment’s SAP implementation during the second half of 2015, which reduced adjusted EPS to $1.15 per share for STI purposes as compared to our announced full year adjusted EPS of $1.19 per share. With respect to the individual objectives, the Compensation Committee concluded that our Named Executive Officers met or exceeded their respective individual objectives, which included successful integration of previously acquired businesses, completion of several strategic business acquisitions, strengthening platform leadership teams and strengthening financial forecasting, and rated such achievements within a range of 100% to 160% of target. As a result, the Compensation Committee approved total payouts under the 2015 STI plan to our Named Executive Officers within a range of 49% to 161%. The actual payout for each executive correlates to his individual performance, the performance of his respective business and WhiteWave’s overall performance, which reflects our pay for performance compensation philosophy.

Further details regarding our 2015 executive compensation program and decisions made by the Compensation Committee are described in this “—2015 Compensation Program.”

Significant Compensation Practices

Our Compensation Committee regularly evaluates WhiteWave’s compensation programs, practices, and policies and implements modifications to incorporate evolving best practices, as appropriate, and changing regulatory requirements. Listed below are some of our more significant practices and policies:

•

Performance-Based Pay. In accordance with the Company’s pay for performance philosophy, the majority of 2015 compensation for our executive officers was performance-based and equity-based, including our STI plan and LTI awards, and paid in the form of variable, or “at risk,” compensation.

•	Weight of Financial Metrics in the STI Plan. In 2015, the STI plan was 100% based on performance, with 80% based on financial objectives and 20% based on individual objectives.

•

Declassification of the Board of Directors. All directors standing for re-election are elected for a one-year term. As a result, five of our seven directors will stand for re-election at the 2016 annual meeting for a one-year term, and all seven directors will serve for a one-year term beginning at the 2017 annual meeting.

•

Double Trigger for LTI Vesting. All equity awards granted to our executive officers after 2014 are subject to “double trigger” accelerated vesting upon a change in control, unless the acquiring company does not assume (and continue) the awards following the change in control.

•

Performance Stock Units (“PSUs”). One-third of the annual LTI grants to our executive officers is comprised of PSUs that vest based on WhiteWave’s adjusted diluted earnings per share growth over a 3-year performance period relative to the adjusted diluted earnings per share growth of companies in the S&P 500 over the same period.

•

Multiple Performance Measures. The Compensation Committee uses multiple performance measures, including various financial metrics and achievement of individual objectives, to evaluate executive officer performance.

•

Hedging, Pledging and Trading Policies. WhiteWave’s anti-hedging and pledging policies apply to all directors and executive officers. In addition, all directors and employees are prohibited from trading in WhiteWave securities while aware of material nonpublic information, and our directors and executive officers are subject to a trading window policy.

•

Stock Ownership Requirements. We require our senior management team and directors to be meaningfully invested in WhiteWave common stock and, therefore, be personally invested in our performance and strongly aligned with stockholder interests. Our Stock Ownership Guidelines require our executives to own WhiteWave stock with a market value at least equal to six times base salary, for our Chief Executive Officer, and at least three times base salary, for our other executive officers.

•

Change in Control Agreements. All change in control agreements with WhiteWave’s executive officers require a double trigger for severance benefits and do not include a tax “gross-up” for taxes imposed on any change in control payments.

•

Clawback Policy. Our clawback policy provides that if WhiteWave is required to file restated financial statements with the SEC as a result of the misconduct of an executive officer, the Compensation Committee may require the executive officer to repay to WhiteWave or forfeit, if not yet paid, any overpayment of compensation that was predicated on the original financial statements that were subsequently restated.

•	Few Perquisites. We offer very few perquisites to our executive officers, and none of our U.S.-based Named Executive Officers participates in a defined pension benefit plan.

Stockholder Engagement Program

WhiteWave is committed to driving long-term stockholder value and furthering the best interests of our stockholders. To remain aligned with our stockholders, we engage with our stockholders on an on-going basis on a variety of topics, including our financial performance, growth strategy, corporate governance practices and executive compensation programs. In 2015 and early 2016, we held discussions with many of our largest stockholders to solicit their input and feedback over the proposals presented in this Proxy Statement. Our objectives for these discussions were to:

•	ensure that our stockholders and other stakeholders understand WhiteWave’s business, mission and values, corporate governance practices and executive compensation programs;

•	better understand our stockholders’ views on our corporate governance practices and executive compensation programs so that we can better align our practices and programs with our stockholders; and

•	discuss any other issues or concerns of our stockholders.

Overall, we believe that the stockholders we spoke with are supportive of our corporate governance and executive compensation programs. We intend to continue to engage with our stockholders on an on-going basis regarding our business and topics that are of interest to our stockholders, and incorporate stockholders’ feedback into our decision making process.

Talent Management and Diversity Initiatives

We believe talent management and diversity are critical to our long-term financial success, and we are committed to developing our talent and building diversity among our senior management team. In 2015, we made several changes among our most senior leadership roles, all of which involved internal promotions. Since our initial public offering, we have launched several initiatives intended to increase the diversity of our workforce and strengthen our culture of inclusion, including creating an Individuals Matters Advisory Council led by a senior executive; launching various employee resource groups including PRIDE, Working Parents, and most recently LIFT (Leading and Inspiring Female Talent); and continuing to monitor and expand our benefit programs to meet the needs of a diverse workforce. Fostering a diverse and engaged workforce is, and has been since 2012, an annual objective for our Chief Executive Officer, our Executive Vice President, Human Resources and other executive officers, and these officers’ STI payouts are influenced by their performance against these objectives. As a result of these initiatives, we continue to make progress toward our overall diversity and inclusion goals, and we will continue to undertake initiatives to attract, retain and promote high potential and diverse talent. See WhiteWave’s Corporate Social Responsibility report, which is posted at www.whitewave.com on the “Investor Relations” page, for more details.

2015 Compensation Program

Executive Compensation Objectives

We operate in a competitive and challenging industry, where competitive compensation is important in attracting and retaining the talent we need to be successful. As a result, our compensation objectives include attracting and retaining top talent; motivating and rewarding the performance of senior executives in support of achievement of strategic, financial, and operating performance objectives; and aligning our executives’ interests with the long-term interests of our stockholders. We designed our executive compensation program to achieve these objectives by following these principles and practices:

•

Pay for Performance. Our compensation program is designed so that a significant portion of a Named Executive Officer’s pay is linked to WhiteWave’s performance through “performance-based” pay programs, such as our STI plan and equity awards, including 3-year performance stock units and stock options. Our compensation program also provides that the majority of compensation is in the form of variable or “at risk” compensation to motivate our executive officers to achieve our long-term performance objectives.

•

Compensation Based on Individual Performance and Potential. The Compensation Committee makes determinations regarding incentive awards based in part on the executive’s overall performance and contribution to his or her business and potential for advancement within the Company.

•

Alignment of the Interests of Our Named Executives Officers and Stockholders. We align the interests of our Named Executive Officers with our stockholders by maintaining robust stock ownership requirements, by having a significant portion of a Named Executive Officer’s target total compensation be stock-based and by using incentive compensation that is tied to key financial metrics that we believe drive stockholder value.

•

Competitive Pay Analysis. The Compensation Committee compares our target and actual compensation, total direct compensation amounts and pay mix against our Benchmark Peer Group and against industry survey data for specific positions to evaluate whether our executive compensation program and our target compensation levels are consistent with market practice and competitive with the companies with which we compete for talent.

Components of Our Compensation Program

The components of our compensation and benefits programs for our Named Executive Officers were approved by the Compensation Committee and consist generally of the following:

Compensation Component	Objectives	Characteristics

Base Salaries	• Compensates executives for their level of experience, responsibility and sustained individual performance. • Helps attract and retain talent.	• Fixed component; evaluated annually.

Short-Term Incentive (STI) Plan	• Promotes achieving our annual corporate and business unit financial goals, as well as other objectives deemed important to the Company’s long-term success.

•   Variable, performance-based component; target opportunity is set based on the executive’s job responsibilities and sustained performance in role/potential.

•   Actual payout primarily depends on company and business segment results and, to a lesser extent, individual performance.

Long-Term Incentive (LTI) Awards

•   Promotes achieving our long-term corporate financial goals with the acquisition of common stock through PSUs, restricted stock units (“RSUs”) and restricted stock awards (“RSAs”), and stock price appreciation through stock options.

•   Further aligns management and stockholder interests.

•   Variable, performance-based component; annual grant is set based on market positioning, the executive’s experience, company performance, time in position, sustained performance in role and growth potential.

•   Actual value realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.

Retirement and Other Benefit Plans	• Provides a market competitive level of replacement income upon retirement. • Also provides an incentive for a long-term career with WhiteWave, which is a key objective.

•   Fixed component; however, company contributions that are based on percentage of pay may vary as the executive’s pay varies, based on his or her performance.

•   Intended to prevent against catastrophic expenses (healthcare, disability and life insurance) and encourage saving for retirement.

Post-Termination Compensation

•   Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.

•   Provides orderly and smooth transition and knowledge transfer.

•   Contingent component; only payable if the executive’s employment is terminated under certain circumstances and, in the case of a change in control, to help provide continuity of management through the transition.

Benchmark Peer Group for Executive Compensation Purposes

The Compensation Committee reviews WhiteWave’s total compensation compared with our peer companies and competitors for purposes of assessing and establishing our compensation programs and setting base salaries, STI target levels and LTI opportunities for our Named Executive Officers. To facilitate this comparison, the Compensation Committee and its independent compensation consultant select a group of peer companies of WhiteWave to serve as a benchmark, which we refer to as the Benchmark Peer Group. For purposes of evaluating our 2015 executive compensation, the Benchmark Peer Group consisted of the following companies:

2015 Benchmark Peer Group

• Brown-Forman Corporation	• Kellogg Company
• Campbell Soup Company	• Keurig Green Mountain Inc.
• The Clorox Company	• McCormick & Company, Incorporated
• Constellation Brands, Inc.	• Mead Johnson Nutrition Company
• Dr. Pepper Snapple Group Inc.	• Molson Coors Brewing Company
• Flowers Foods Inc.	• Pinnacle Foods Inc.
• The Hain Celestial Group, Inc.	• Snyder’s-Lance, Inc.
• The Hershey Company	• TreeHouse Foods, Inc.
• Hormel Foods Corporation

The Compensation Committee modified the Benchmark Peer Group used for evaluating our 2015 executive compensation from the Benchmark Peer Group used in 2014. For purposes of evaluating our 2014 executive compensation, the Benchmark Peer Group consisted of the following companies:

2014 Benchmark Peer Group

• Beam, Inc.	• The Clorox Company
• Constellation Brands, Inc.	• Dr. Pepper Snapple Group Inc.
• The Hain Celestial Group, Inc.	• The Hershey Company
• McCormick and Company, Inc.	• Molson Coors Brewing Company
• Snyder’s-Lance, Inc.	• TreeHouse Foods, Inc.

In modifying the Benchmark Peer Group for 2015, the Compensation Committee re-evaluated the criteria used to select the peer companies, in light of WhiteWave’s current growth and development stage. As a result of this re-evaluation, the Compensation Committee refined the criteria used to select peer companies to ensure that the peer group is relevant, fairly represents WhiteWave’s business complexities and, we believe, is appropriate for executive pay comparisons. In developing the Benchmark Peer Group for 2015, the Compensation Committee considered companies that:

•	are dynamic, high-growth branded companies, particularly in the consumable food segment, that are innovative and acquisitive;

•	have annual revenues generally between $1.0 billion to $10.0 billion;

•	have a market capitalization generally between one-third to three times WhiteWave’s market capitalization;

•	generate sales outside the U.S. and have a complexity and scale of operations that is comparable to WhiteWave; and

•	appear in the respective peer groups of WhiteWave’s 2014 Benchmark Peer Group multiple times.

The Compensation Committee will evaluate, at least annually and with assistance from its independent compensation consultant, the appropriate companies to include in the Benchmark Peer Group.

Compensation Methodology

The Compensation Committee is comprised solely of non-management directors who our Board of Directors has determined are independent within the meaning of the NYSE rules. The Compensation Committee is responsible for determining the executive compensation strategy and philosophy for WhiteWave and its subsidiaries, and reviews and approves individual compensation packages for the most senior executives of WhiteWave, including the Named Executive Officers.

Overall Compensation Philosophy

Our compensation program is designed to emphasize our performance-driven compensation philosophy and to reward individual performance, as well as to reward execution of our business strategies and the creation of value for our stockholders. Accordingly, a significant portion of each executive’s total compensation depends on the Company’s performance and on the executive’s individual performance measured against specific financial and operational objectives. In addition, a substantial portion of each executive’s compensation is delivered in the form of equity awards that tie the executive’s compensation directly to creating stockholder value. In 2014, we targeted total cash compensation (base salary and target STI) at the 50th to 60th percentile of our Benchmark Peer Group and LTI at the 50th percentile of our Benchmark Peer Group, for target total direct compensation in the 50th to 60th percentile.

For 2015, the Compensation Committee modified our overall compensation philosophy to increase the leverage of the LTI component. Our objective is to offer our executive officers “leading median” target total cash compensation (base salary and target STI) that is at or within a competitive range of the 50th percentile of our Benchmark Peer Group, but with a broader target total direct compensation range of between the 40th and 75th percentiles of our Benchmark Peer Group. Target LTI compensation generally will be within the 40th to 75th percentile of our Benchmark Peer Group, except where the Committee adjusts LTI to achieve target total direct compensation between the 40th and 75th percentiles. Target total direct compensation for each executive officer will vary depending on market positioning, the executive’s unique experience, time in position, company performance and individual performance. We intend for actual total direct compensation to fall between the 40th and 75th percentiles of our Benchmark Peer Group, which may be above or below an executive’s target total compensation opportunity to the extent WhiteWave’s performance and/or the executive’s individual performance fluctuates above or below targeted levels.

Our Compensation Committee intends to review and adjust our executive compensation programs and policies from time to time, as appropriate, to remain aligned with our target percentile ranges; however, the Committee retains discretion to provide compensation outside of our target range, as the Committee deems appropriate, to reflect an executive’s unique skills, time in role, sustained performance and strategic corporate-wide factors, such as succession planning and retention.

We believe that our compensation strategy helps ensure that the Company remains focused on delivering strong annual operating results while simultaneously creating sustainable long-term value. The Compensation Committee also believes that this strategy allows us to attract and retain high-performing executives from key consumer packaged goods companies with which we compete for talent.

Principal Components of our 2015 Compensation Program for Executive Officers

We believe that our executive officers directly influence WhiteWave’s overall performance and that it is critical to pay executives at a competitive level relative to our Benchmark Peer Group in order to attract and retain the talent we need to drive long-term high performance. Accordingly, and consistent with our performance-driven compensation philosophy, the Compensation Committee allocates a significant portion of our executive officers’ compensation to performance-based STI and LTI programs. In addition, as an executive’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of his or her total compensation and STI and LTI compensation becomes a larger component of total compensation. As illustrated below, in 2015 the majority of total direct compensation for our Named Executive Officers was provided as variable or “at risk” compensation:

We review competitive pay levels (i.e., our salary structure, the leveling of our positions, our annual target bonus levels and our long-term incentive award guidelines) on an annual basis to evaluate whether our total compensation targets remain competitive. We also use market competitive size-adjusted pay levels to help determine individual pay decisions. See the “Summary Compensation Table for 2015” and the “Grants of Plan-Based Awards in Fiscal Year 2015” table for more information on our 2015 executive compensation program.

Annual Cash Compensation

Base Salary. Base salary is the only fixed component of our executive officers’ total direct compensation. Base salaries for our executive officers are targeted at or within a competitive range of the median of our Benchmark Peer Group, and are set based on each executive officer’s individual contributions, such as unique job responsibilities, level of experience and sustained performance in role, as well as strategic corporate-wide factors, such as succession planning, retention and other business needs. In some cases, such as when an executive is recruited from another company, we may exceed our target base salary level in order to attract and ultimately retain the executive while in other cases an executive’s base salary may be below our target base salary level due to internal equity or other circumstances.

The Compensation Committee annually reviews base salaries of our executive officers and makes adjustments based on the performance of the executive, their position relative to comparable positions in the Benchmark Peer Group, and WhiteWave’s performance. The Compensation Committee separately reviews the performance of Mr. Engles and makes adjustments as warranted.

In February 2015, our Compensation Committee determined that the base salary of each Named Executive Officer was appropriately positioned relative to our target base salary levels. As a result, none of our Named Executive Officers received an increase in base salary in 2015. In November 2015, our Board approved several senior management promotions and made an appropriate corresponding change in the 2016 base salary of one promoted executive. See “—Actions Taken with Respect to 2016 Compensation.”

Short-Term Incentive Compensation. The STI component of our compensation program is designed to motivate senior executives to achieve annual financial and non-financial goals based on our strategic, financial, and operating performance objectives. STI amounts for our executive officers for 2015 were targeted at the 50th to 60th percentile of the Benchmark Peer Group. For 2015, cash annual incentive payments were based on the

2015 Short-Term Incentive Compensation Plan (the “2015 STI Plan”) approved by the Compensation Committee, which established specific performance measures for the corporate functions and each of our three business segments. The following table provides, for each Named Executive Officer, the relative weight assigned to each element of the 2015 STI Plan:

Name	Corporate Objectives	Business Segment Performance	Individual Objective Performance	Total
Gregg L. Engles	80%	—	20%	100%
Kelly J. Haecker	80%	—	20%	100%
Blaine E. McPeak	20%	60%	20%	100%
Bernard P.J. Deryckere	20%	60%	20%	100%
Kevin C. Yost	20%	60%	20%	100%

Under the 2015 STI Plan, the financial performance measures for Messrs. Engles and Haecker were consolidated earnings per share (60%) and net sales (20%), and for Messrs. McPeak, Deryckere and Yost, the financial performance measures were consolidated earnings per share (20%), business segment operating income (40%) and business segment net sales (20%). The Compensation Committee believes that placing significant weight on the achievement of financial objectives and using consolidated earnings per share as a measure for all executive officers provides incentive to our executives to continue to grow both revenues and overall profitability. In approving the 2015 STI Plan, the Compensation Committee considered earnings per share and net sales as appropriate performance criteria to measure the achievement of our overall corporate objectives, and segment operating income and net sales as appropriate performance criteria to measure the achievement of each business segment’s objectives, because each is representative of the profitability and operating efficiency of WhiteWave and each business segment. In addition, the net sales performance measure for our business segments underscores WhiteWave’s priority on continuing to grow our core businesses.

In 2014, the Compensation Committee approved a decrease in the STI target bonus opportunity of our Chief Executive Officer, Mr. Engles, from 150% to 125% of base salary, with a corresponding increase in LTI compensation, so that his total compensation remained unchanged but a higher proportion was equity-based. In 2015, no changes were made to the STI target bonus opportunities for our Named Executive Officers.

The payout factor for the 2015 STI compensation for each executive officer ranged from 49% to 161% of each executive’s target payment, depending on actual performance in 2015 against the financial objectives established by the Compensation Committee and on the executive’s performance in 2015 against their specific individual objectives approved by the Compensation Committee.

2015 Corporate and Business Segment Financial Performance

In February 2016, the Compensation Committee assessed the performance of our Named Executive Officers against the corporate and business segment financial goals that had been established at the beginning of 2015. For the financial measures of the STI Plan, achievement at the target level of performance results in 100% payout and the threshold for payout under the STI Plan is achievement of performance in excess of 90% or 95% of target, depending on the performance measure. The target and actual financial performance measures for 2015 are set forth in the table below.

Financial Performance Measures	Performance at Target	Actual Performance	Performance as a Percentage of Target	Payout as a Percentage of Target
	(Dollars in millions, except EPS)
Corporate
Consolidated Net Sales (20%) (1)	$3,778.0	$3,795.0	100.4%	109%
WhiteWave Adjusted Earnings Per Share, excluding China joint venture (60%) (2)	$1.095	$1.15	104.8%	148%

Americas Foods & Beverages
Segment Net Sales (20%) (3)	$2,641.2	$2,699.1	102.2%	144%
Adjusted Segment Operating Income (40%) (4)	$314.5	$338.8	107.7%	177%
WhiteWave Adjusted Earnings Per Share, excluding China joint venture (20%) (2)	$1.095	$1.15	104.8%	148%

Americas Fresh Foods
Segment Net Sales (20%)	$618.6	$566.6	91.6%	—%
Adjusted Segment Operating Income (40%)	$52.6	$42.6	81.0%	—%
WhiteWave Adjusted Earnings Per Share, excluding China joint venture (20%) (2)	$1.095	$1.15	104.8%	148%

Europe Foods & Beverages
Segment Net Sales (20%) (5)	$504.7	$525.3	104.1%	181%
Adjusted Segment Operating Income (40%) (5)	$62.6	$63.9	102.1%	121%
WhiteWave Adjusted Earnings Per Share, excluding China joint venture (20%) (2)	$1.095	$1.15	104.8%	148%

(1)	On a consolidated basis, actual net sales were decreased by $72.0 million to exclude sales from acquired businesses.

(2)	On February 11, 2016, we announced that our full year 2015 adjusted EPS, excluding investments in our China joint venture, was $1.19 per share. In determining actual performance under the STI Plan, the Compensation Committee exercised its negative discretion and reduced our announced full year adjusted EPS of $1.19 per share by $0.042 per share to include the incremental costs associated with the Americas Fresh Foods segment’s SAP implementation during the second half of 2015, which brought the actual adjusted EPS to $1.15 per share for STI purposes.

(3)	For the Americas Foods & Beverages segment, actual net sales were decreased by $72.0 million to exclude sales from acquired businesses and increased by $3.1 million for unfavorable foreign currency movements.

(4)	For the Americas Foods & Beverages segment, actual operating income was decreased by $10.9 million to exclude operating income from acquired businesses and increased by $5.1 million for unfavorable foreign currency movements.

(5)	For the Europe Foods & Beverages segment, actual net sales were decreased by $7.5 million and actual segment operating income was decreased by $4.9 million to reflect the impact of foreign currency movements.

2015 Individual Performance

In addition to the financial performance measures discussed above, the Compensation Committee assessed the performance of our Named Executive Officers against their respective strategic individual objectives, which comprised 20% of the payout determination. The individual objective portion of the 2015 STI Plan, by its nature, has an element of subjectivity. Performance is measured against each executive’s leadership and execution of strategic and organizational objectives established at the beginning of 2015. With respect to the individual objectives under the 2015 STI Plan compensation, all of our Named Executive Officers met or exceeded their objectives, resulting in ratings ranging from “on target” to “significantly above target” for their respective individual objectives. An overview of key objectives achieved by our Named Executive Officers is set forth below.

Gregg L. Engles

As Chief Executive Officer, Mr. Engles is responsible for developing and implementing WhiteWave’s overall short-term and long-term strategy and for recruiting, developing and leading a qualified executive leadership team to implement this strategy. The successful execution by our executive leadership team of their respective individual objectives impacts our consolidated financial results, and therefore affects Mr. Engles’ performance rating and payout. The Compensation Committee determined that Mr. Engles achieved his individual performance objectives at 145% of target performance, and the individual objectives he achieved in 2015 included the following:

•    delivered year-over-year adjusted net sales growth of 13%, which resulted in adjusted net sales of $3.9 billion in 2015 and two fiscal quarters of over $1.0 billion in net sales, driven by robust performance in Europe and continued strong growth across all product platforms in North America, along with contributions from strategic acquisitions;

•    delivered year-over-year adjusted earnings per share growth of 18%, excluding investments in our China joint venture, and met or exceeded quarterly earnings guidance in every quarter;

•    successfully executed our capital expenditure strategy to expand capacity to support business growth and reduce costs, including the build-out of a new R&D facility in Colorado and the expansion of capacity in our Dallas, TX, San Juan Bautista, CA and Kettering, UK plants;

•    provided oversight to the evaluation of potential strategic mergers and acquisitions, resulting in the successful acquisitions of the Vega, Wallaby and Magicow businesses, and the successful integration of previously acquired businesses Earthbound Farm and So Delicious;

•    led a comprehensive assessment of WhiteWave’s leadership talent and succession planning, which led to the appointment of Blaine McPeak as Chief Operating Officer, the appointment of Kevin Yost as U.S. Group President, Americas Foods & Beverages, and the reassignment of two business platform leaders to new high growth opportunities;

•    with respect to our goal of fostering a diverse engaged workforce, received a perfect score of 100 percent on the 2016 Corporate Equality Index (CEI), and increased the percentage of females and persons of color holding mid- and senior-management positions since our initial public offering; and

• exceeded WhiteWave’s waste reduction target as part of its 2015 sustainability goals and earned a disclosure score of 99 out of 100 in the Carbon Disclosure Project’s Leadership Index.
Kelly J. Haecker

As Chief Financial Officer, Mr. Haecker is responsible for implementing WhiteWave’s overall strategy and overseeing WhiteWave’s finance, accounting and audit services, IT, tax services, treasury and investor relations functions. The Compensation Committee determined that Mr. Haecker achieved his individual performance objectives at 135% of target performance, and the individual objectives he achieved in 2015 included the following:

•    met or exceeded WhiteWave’s financial objectives for all quarters in 2015, including achieving year-over-year total adjusted operating income growth of 24% in 2015;

•    effectively managed operating costs, delivering almost 100 basis points of constant currency operating margin expansion in 2015 compared to the prior year;

•    continued to strengthen WhiteWave’s accounting, financial reporting and control structures and capacity;

•    strategically managed WhiteWave’s capital structure to support the business’ growth initiatives, including strengthening the balance sheet and amending the senior credit facilities to provide additional available liquidity; and

•    successfully executed our capital expenditure strategy to expand capacity to support business growth and reduce costs, including the build-out of a new R&D facility in Colorado and the expansion of capacity in our Dallas, TX, San Juan Bautista, CA and Kettering, UK plants.

Blaine E. McPeak

As President of the Americas Foods & Beverages business segment during 2015, Mr. McPeak was responsible for developing and implementing the overall short- and long-term strategies for the North America plant-based food and beverage, premium dairy and coffee creamer and beverages platforms, overseeing product innovation, and recruiting and developing qualified executives to execute the strategies of each business platform. The Compensation Committee determined that Mr. McPeak achieved his individual performance objectives at 160% of target performance, and the individual objectives he achieved in 2015 included the following:

•    exceeded the 2015 financial targets for the Americas Foods & Beverages segment, achieving year-over-year net sales growth of 18% and adjusted segment operating income growth of 26%;

•    achieved or exceeded year-over-year market share targets in key product platforms, despite intense competition and commodity price increases;

•    successfully developed and launched innovative new products, such as Silk Cashewmilk and an expanded yogurt platform, and implemented key marketing initiatives to build WhiteWave’s brands;

•    executed a capital investment strategy to enable growth through capacity and technology and reduced distribution and warehousing costs, including the build-out of a new R&D facility in Colorado and the expansion of capacity in our Dallas, TX plant;

•    realized significant cost savings from the total margin management system implemented last year;

•    successfully integrated the So Delicious business and completed initial integration of the Vega, Wallaby, and Magicow businesses; and

•    provided oversight to a leadership development model that will be leveraged on a global basis.

Bernard P.J. Deryckere

As President of the Europe Foods & Beverages business segment, Mr. Deryckere is responsible for developing and implementing the overall short and long-term strategies for the Europe plant-based foods and beverages platforms and overseeing product innovation. He also is responsible for the recruitment and development of qualified executives to execute the strategies of each business platform. The Compensation Committee determined that Mr. Deryckere achieved his individual performance objectives at 145% of target performance, and the individual objectives he achieved in 2015 included the following:

•    met or exceeded the business segment’s financial objectives for all quarters in 2015, achieving year-over-year net sales growth of 21% on a constant currency basis, and operating income growth of 29% on an adjusted, constant currency basis from the prior year;

•    continued to build brand equity and increased Alpro’s market share to 43% in core European countries;

•    successfully executed our capital expenditure strategy to expand capacity to support business growth and reduce excess costs, including the addition of processing lines in the Wevelgem, BE facility and planned expansion in other distribution and warehouse facilities;

•    increased household penetration and expanded geographically into France;

•    achieved strong volume growth across all platforms, especially in nut-based beverages, soy beverages and plant-based yogurts, and created a robust pipeline of new products and product extensions; and

•    strengthened strategic partnerships with customers through implementation of the Champions League program and customer development plans.

Kevin C. Yost

As President of the Americas Fresh Foods business segment during 2015, Mr. Yost was responsible for developing and implementing the overall short and long-term strategies for the North America organic salads, fruits and vegetables platforms and overseeing product innovation. He also was responsible for the recruitment and development of qualified executives to execute the strategies of each business platform. The Compensation Committee determined that Mr. Yost achieved his individual performance objectives at 100% of target performance. Some of the individual objectives he achieved in 2015 and the financial challenges that impacted his overall score included the following:

•    grew the core organic packaged salad business and maintained Earthbound Farm’s market share of over 40% of the branded organic packaged salad category;

•    launched innovative new products, including new flavor blends and specialty blends of packaged greens for cooking and meal preparations;

•    executed supply chain investments to lower costs and establish more robust business capabilities, including the addition of select automation, new processing lines and improved clamshell packaging; and

•    continued to strengthen the senior leadership team and instill a culture in which business segment employees are fully engaged and consistently demonstrate ethical behavior and social responsibility throughout the Company.

Adjusted net sales for the Americas Fresh Foods business segment decreased 2% in 2015 compared to 2014, and adjusted operating income for the segment decreased 11% in 2015. These financial results were primarily due to 1) lower supplies of organic leafy greens, primarily in the first quarter, due to challenging weather that affected growing conditions, 2) the strategic decision to selectively terminate some lower margin fresh fruits supply arrangements, and 3) the implementation of SAP in the second half of the year, which impacted our warehousing and shipping efficiencies and created sales disruptions.

2015 Overall Performance

The table below shows the STI Plan payout targets for fiscal year 2015 and the actual payouts for our Named Executive Officers. The actual payout for 2015 reflects WhiteWave’s pay for performance philosophy, with actual payouts to individual executive officers reflecting the financial results of their respective business segment or corporate function as well as their respective achievement of preapproved individual objectives.

			Weighted Payout as a % of Target			Actual STI Payouts
Name	Target Payout as % of Salary	STI Target Payout	Corporate Financial Objectives	Segment Financial Objectives	Individual Objectives	Financial Objectives	Individual Objectives	Total Actual Payout
Gregg L. Engles	125%	$1,400,000	80%	—	20%	$1,548,960	$406,000	$1,954,960
Kelly J. Haecker	70%	$350,000	80%	—	20%	$387,240	$94,500	$481,740
Blaine E. McPeak	90%	$585,000	20%	60%	20%	$755,820	$187,200	$943,020
Bernard P.J. Deryckere	60%	$302,446	20%	60%	20%	$345,514	$87,709	$433,223
Kevin C. Yost	80%	$440,000	20%	60%	20%	$130,240	$88,000	$218,240

Long-Term Incentive Compensation

We believe that a substantial portion of each executive officer’s compensation should be dependent on the creation of long-term value for our stockholders. Our LTI program is designed to align the value created for our stockholders with the rewards provided to our executives, and to motivate our executive officers to improve our multi-year financial performance. To align with changes in market practice and to implement a more direct performance-based program, in February 2015 our Compensation Committee changed the mix of LTI awards for our executive officers to include PSUs, in addition to RSUs and stock options. Our Compensation Committee believes that this mix of LTI awards, shown in the table below, provides meaningful focus on share price appreciation through the use of stock options and PSUs, while at the same time providing some retention reinforcement through the use of service-based RSUs:

2015 LTI Awards
Stock Options	33.33%
Restricted Stock Units (RSUs)	33.34%
Performance Stock Units (PSUs)	33.33%

The Compensation Committee annually reviews market practices and trends, as well as the number of shares available to grant to employees under our plans, in determining the mix of awards. The Committee believes stock options motivate our executives to increase stockholder value, since a stock option has value only to the extent the Company’s stock price appreciates after grant; RSUs provide an ongoing retention element and a continuing link to stockholder value; and PSUs reward our executives only if our profitability growth exceeds the market and aligns the Company’s performance metrics with WhiteWave’s strategic focus and priorities.

The PSUs will vest based on WhiteWave’s adjusted diluted earnings per share growth over the 3-year performance period relative to the adjusted diluted earnings per share growth of companies in the S&P 500, and have one, two and three year performance cycles, with one-third of the award subject to vesting in each performance cycle.

	2015	2016	2017
1-year performance cycle 2-year performance cycle 3-year performance cycle	33% of target shares
	33% of target shares
	33% of target shares

In the first performance cycle, WhiteWave’s one-year adjusted diluted earnings per share growth will be measured against the one-year adjusted diluted earnings per share growth of S&P 500 companies; in the second performance cycle, WhiteWave’s cumulative adjusted diluted earnings per share growth over the prior two years will be measured against the cumulative two-year adjusted diluted earnings per share growth of S&P 500 companies; and in the final performance cycle, WhiteWave’s cumulative adjusted diluted earnings per share growth over the prior three years will be measured against the cumulative three-year adjusted diluted earnings per share growth of S&P 500 companies. EPS growth rate will be measured as a simple, average growth rate. There is no “catch up” or “retesting” at the end of the 3-year performance period for previous performance cycles. The payout range is:

	Relative EPS Growth Rank	Performance Stock Units Earned as a Percentage of Target*
Maximum	75th percentile or above	200%
Target	50th percentile	100%
Threshold	25th percentile	25%
No Payout	Less than 25th percentile	0%

*	Linear interpolation for performance between percentiles shown

The first PSU awards were granted in February 2015 and the Compensation Committee will certify WhiteWave’s relative performance and the payout percentage for the first performance cycle, which comprises one-third of the award, in April 2016.

In determining the design of the PSUs, the Compensation Committee chose relative EPS because it believes that EPS is a better measure of WhiteWave’s overall financial performance than other relative measures; EPS provides a stronger and more direct incentive to senior management to focus on WhiteWave’s profitability; and growth in EPS ultimately should drive sustainable long-term value creation for stockholders. The Compensation Committee chose the S&P 500 as the comparison group (rather than the Benchmark Peer Group or another self-constructed or index peer group) because back-testing confirmed that the S&P 500 historically has had stronger overall performance (and, therefore, would provide a more rigorous performance standard), and includes more high growth, acquisitive companies. The Compensation Committee also believes that the S&P 500 will be less volatile or susceptible to performance aberrations than a smaller comparison group.

In determining the amount of individual LTI awards granted to each executive officer, the Compensation Committee considers WhiteWave’s financial and operational performance; the executive’s individual performance, potential future contributions, and his or her prior year’s award value; and strategic corporate-wide factors, such as succession planning and retention considerations, as well as market data for the executive officer’s position at the companies in the Benchmark Peer Group. LTI awards also may be granted when an executive is promoted to, or within, a senior executive position to recognize the increase in the scope of his or her role and responsibilities. Once individual LTI award amounts have been set, the Compensation Committee compares the aggregate LTI award amount to the Benchmark Peer Group to evaluate whether the overall size of the LTI program is competitive and consistent with market practice.

The table below shows the LTI awards granted to our Named Executive Officers in 2015:

	2015 LTI Grant Date Fair Value($)(1)	Options(#)	RSUs(#)	PSUs(#)(2)
Gregg L. Engles	$5,999,928	164,863	51,344	51,329
Kelly J. Haecker	$1,249,932	34,346	10,696	10,693
Blaine E. McPeak	$1,499,963	41,215	12,836	12,832
Bernard P.J. Deryckere	$999,941	27,477	8,557	8,554
Kevin C. Yost	$999,941	27,477	8,557	8,554

(1)	The Grant Date Fair Value is calculated in accordance with ASC Topic 718 related to “Compensation—Stock Compensation,” without taking into account estimated forfeitures, and is based on $38.96, the closing stock price on the date of grant.

(2)	PSUs are reported at target level performance. Under the terms of the award agreements, vesting of the PSUs may range from 0% to 200%, depending on our adjusted EPS growth relative to the adjusted EPS growth of S&P 500 companies.

Determination of the 2015 Compensation of our Named Executive Officers

Compensation of Our Chief Executive Officer. With respect to the compensation of Gregg L. Engles, our Chairman and Chief Executive Officer, the Compensation Committee is responsible for approving relevant corporate goals and objectives, evaluating his performance in light of those goals and objectives and, together with the other independent directors, determining and approving his compensation based on their evaluation. At the beginning of 2015, the Compensation Committee established Mr. Engles’ specific objectives for 2015. In January 2016, Mr. Engles prepared a self-assessment of his performance for 2015, which was presented to our Lead Director and the Chair of the Compensation Committee for review. Our Lead Director and the Chair of the Compensation Committee then coordinated the review and discussion of Mr. Engles’ performance by the Compensation Committee and all of the independent directors, and the independent directors approved a performance rating and individual payout factor for Mr. Engles. Other than preparation of his performance self-assessment, Mr. Engles does not participate in the process of determining his own compensation, nor was he present for the discussions regarding his compensation. An overview of key achievements that were considered when evaluating Mr. Engles’ 2015 performance is discussed under the heading “—Annual Cash Compensation—Short-Term Incentive Compensation.”

When considering Mr. Engles’ compensation under the applicable compensation programs and policies, the Compensation Committee and our other independent director considered Mr. Engles’ base salary, STI compensation, LTI compensation, and total direct compensation compared to the compensation of the chief executive officers of companies in the Benchmark Peer Group, WhiteWave’s financial, strategic and stock performance in the past year, and Mr. Engles’ extensive skills and experience. The Compensation Committee also applied the metrics described under “—Annual Cash Compensation—Short-Term Incentive Compensation,” and “—Long-Term Incentive Compensation.” The difference in magnitude and mix of target total compensation between Mr. Engles’ compensation and the compensation of our other Named Executive Officers reflects the significant difference in their responsibilities. Mr. Engles is directly responsible for establishing and driving our strategy and for ensuring that the strategy is fully executed across our organization. In addition, Mr. Engles is directly responsible for selecting, retaining, managing, and developing the executive team that will develop and execute corporate strategy.

Role of Chief Executive Officer in Compensation of Other Named Executive Officers. At the beginning of 2015, performance objectives for 2015 were established for all of our Named Executive Officers. Mr. Engles worked with the Named Executive Officers to develop their specific objectives to present to the Compensation Committee for approval. The Compensation Committee approved the specific objectives for each of our Named Executive Officers at the beginning of 2015, and monitored performance against those specific objectives throughout the year.

In February 2016, Mr. Engles presented to the Compensation Committee his assessments of the 2015 performance of the Named Executive Officers against their respective performance objectives and recommended payout percentages under the 2015 STI plan and changes to each Named Executive Officer’s compensation for 2016. Mr. Engles based his compensation recommendations with respect to our Named Executive Officers on the same Benchmark Peer Group market data reviewed by the Compensation Committee, his subjective review of each Named Executive Officer’s overall performance and contributions to WhiteWave as a whole and their respective business segment, and the overall performance of WhiteWave and the Named Executive Officer’s applicable business segment. While they considered Mr. Engles’ recommendations with respect to the compensation of our Named Executive Officers, our Compensation Committee made all final compensation decisions relating to such Named Executive Officers.

Role of Independent Compensation Consultant. The Compensation Committee has retained Meridian Compensation Partners, LLC as its independent executive compensation consultant. Among other things, Meridian advises the Compensation Committee with respect to the design and performance measures for WhiteWave’s annual STI Plan and all of our other executive compensation programs, advises the Compensation Committee with respect to its Benchmark Peer Group and provides competitive market data from the Benchmark Peer Group for specific executive positions. The Compensation Committee annually reviews its relationship with Meridian to evaluate whether the Committee’s goals are being achieved and that Meridian is independent in light of SEC rules and the NYSE listing standards.

Actions Taken with Respect to 2016 Compensation

In approving the 2016 compensation program in February 2016, the Compensation Committee determined that the Company’s compensation program was appropriately positioned relative to the 2015 Benchmark Peer Group and did not approve any significant changes to the overall program.

The Compensation Committee did approve changes in the total compensation of two Named Executive Officers, who were promoted in December 2015, to reflect their new positions. Effective December 1, 2015, Blaine E. McPeak was appointed to the newly created position of Chief Operating Officer of WhiteWave and assumed responsibility for all of WhiteWave’s global operations, and Kevin C. Yost was promoted to U.S. Group President, Americas Foods and Beverages, overseeing WhiteWave’s U.S. businesses including Silk, So Delicious, Horizon, Wallaby Organic, Earthbound Farm and International Delight.

Base Salary. In February 2016, our Compensation Committee reviewed the base salaries of our Named Executive Officers to determine if they were within a competitive range around the median of the Benchmark Peer Group. The Committee determined that the base salary of each Named Executive Officer was appropriately positioned relative to the 2015 Benchmark Peer Group and, except for the salary of Blaine E. McPeak, did not increase the base salaries of our Named Executive Officers. Mr. McPeak was promoted from President, Americas Foods & Beverages to Chief Operating Officer of WhiteWave and, in acknowledgement of such promotion, Mr. McPeak’s annual base salary was increased from $650,000 to $675,000.

2016 Short-Term Incentive Target Levels. In February 2016, our Compensation Committee reviewed the short-term incentive target bonus opportunities of our Named Executive Officers to determine if they were within a competitive range around the median of the Benchmark Peer Group. As a result of this review, the Committee adjusted the target STI for several Named Executive Officers to (i) reflect the December 2015 promotions of Messrs. McPeak and Yost, (ii) maintain internal pay equity, and (iii) better position WhiteWave to attract strong talent. The changes in 2016 STI targets for the Named Executive Officers are shown in the table below:

	2016 STI Target As Percentage of Base Salary	2015 STI Target As Percentage of Base Salary
Blaine E. McPeak	100%	90%
Bernard P.J. Deryckere	75%	60%
Kevin C. Yost	85%	80%

The Committee did not make any changes to the 2016 STI targets of the remaining Named Executive Officers. Since Mr. Haecker will be leaving WhiteWave in 2016, he will not be eligible to participate in the 2016 STI Plan.

2016 Long-Term Incentive Awards. For 2016, the Compensation Committee approved the same mix used for 2015, which is shown in the table below:

2016 LTI Awards
Stock Options	33.33%
Restricted Stock Units (RSUs)	33.34%
Performance Stock Units (PSUs)	33.33%

In February 2016, our Compensation Committee approved the 2016 LTI annual grants to our Named Executive Officers, other executives and non-management directors. The 2016 LTI grants to our Named Executive Officers are as follows:

	2016 LTI Grant Date Fair Value($)(1)	Options(#)	RSUs(#)	PSUs(#)
Gregg L. Engles	$5,999,973	179,193	55,428	55,411
Kelly J. Haecker (2)	—	—	—	—
Blaine E. McPeak	$1,999,979	59,731	18,476	18,470
Bernard P.J. Deryckere	$999,984	29,865	9,238	9,235
Kevin C. Yost	$1,249,968	37,331	11,547	11,544

(1)	The Grant Date Fair Value is calculated in accordance with ASC Topic 718 related to “Compensation—Stock Compensation,” without taking into account estimated forfeitures, and is based on $36.09, the closing stock price on the date of grant.

(2)	Mr. Haecker has decided to step down as Chief Financial Officer on March 31, 2016 and leave WhiteWave to spend more time with his family. As a result, he was not granted LTI awards for 2016.

Other Compensation Practices and Policies

Governance Practices Related to Executive Compensation

In addition to designing our compensation plans to achieve the objectives outlined above, the Compensation Committee seeks to implement corporate governance best practices to align the interests of our executive officers with the interests of our stockholders. A summary of some of those compensation policies is set forth below:

Stock Ownership Guidelines

Our executive officers are required to meet the following stock ownership requirements within five years after becoming subject to the guidelines:

•    CEO to own shares of WhiteWave common stock equal in value to six times his annual base salary, and

•    other executive officers to own shares of WhiteWave common stock equal in value to three times their annual base salary.

Shares of our common stock, restricted stock awards, and RSUs, whether vested or unvested, are counted toward the ownership requirement. PSUs and vested and unexercised stock options do not count towards the ownership requirement. All of our Named Executive Officers are in compliance with their respective stock ownership requirements.

Clawback Policy	Our clawback policy provides the Company with the right to recover all or part of an executive officer’s annual bonus or LTI award, or to cancel any LTI award, if WhiteWave is required to restate its audited financial statements under certain circumstances. Under the policy, the Compensation Committee may require the return, repayment or forfeiture of any annual or LTI payment or award made or granted to an executive officer if the payment or award was predicated upon achieving certain financial results that were subsequently the subject of a restatement, the executive officer engaged in intentional misconduct that caused the need for the restatement, and a lower payment or award would have been made to the executive officer based upon the restated financial results. In addition, the Compensation Committee may require the repayment of any profits realized by such executive officer on the sale of WhiteWave securities received pursuant to any such award granted during such 12-month period following WhiteWave’s filing with the SEC of financial statements that are later the subject of such a restatement.

Prohibition on Hedging and Other Derivative Activities	Our anti-hedging policy prohibits WhiteWave’s officers and directors from hedging WhiteWave common stock or from purchasing any financial instruments (including, without limitation, prepaid variable forward contracts, equity swaps, collars, exchange funds and private or publicly traded options, puts or calls) that are designed to hedge or offset any decrease in the market value of WhiteWave securities owned by the director or executive officer.

Prohibition on Pledges	Our pledging policy prohibits our directors and executive officers from pledging shares of our common stock; provided that WhiteWave’s Lead Director (or other designated independent director), in consultation with our General Counsel, may grant an exception if: (1) the value of the pledged shares equals no more than 25% of his or her total ownership of WhiteWave stock, (2) he or she is in compliance with WhiteWave’s stock ownership requirements (excluding the pledged shares), and (3) he or she demonstrates the financial capacity to repay the loan without resorting to the pledged securities. As of the date of this Proxy Statement, no exceptions to the policy have been granted.

No Tax Gross-Ups in our CIC Agreements	None of our change in control agreements with our executive officers contains excise tax gross-up provisions.

Double Trigger Provisions in our CIC Agreements	All of our change in control agreements with our executive officers contain double trigger provisions, which require that severance benefits are only triggered if both a change in control occurs and the executive officer’s employment is terminated (or the executive officer terminates employment for good reason) within thirteen months following the change in control. All equity awards granted to our executive officers after 2014 are subject to “double trigger” accelerated vesting upon a change in control (i.e., they vest if the executive’s employment is terminated without cause or by the executive for good reason within twenty-four months following a change in control) unless the acquiring company does not assume (and continue) the award following the change in control.

Deferred Compensation Plan, Supplemental Employee Retirement Plan and Alpro Top Hat Plan

Employees of WhiteWave with high base compensation may defer a portion of their salary and bonus each year into the WhiteWave Executive Deferred Compensation Plan (the “EDCP”), which is a nonqualified tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. We believe a deferred salary and bonus plan is a potential retention tool for our eligible executives, and that our program is similar to programs offered at most Benchmark Peer Group companies. The amounts deferred are informally funded as unsecured obligations of WhiteWave, receive no preferential standing, and are subject to the same risks as any of WhiteWave’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investment funds, and their investment fund balances track the rates of return for these accounts. Employees receive a matching contribution that is equal to the amount of match they did not receive in the 401(k) Plan as a result of participating in the EDCP. The EDCP also permits our executive officers and non-management directors to defer restricted stock units, which will be paid out only in shares of WhiteWave common stock upon the expiration of the deferral period. All of the Named Executive Officers, except Mr. Deryckere, are eligible to participate in this plan. In 2015, none of the Named Executive Officers elected to defer salary and/or bonus pursuant to this plan.

We also maintain a Supplemental Executive Retirement Plan (the “SERP”), which is a nonqualified deferred compensation arrangement for our employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the 401(k) Plan, as set forth in the Internal Revenue Code. The SERP is designed to provide these employees with retirement benefits from WhiteWave that are equivalent, as a percentage of total compensation, to the benefits provided to other employees under the 401(k) Plan. WhiteWave credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the IRS, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control, or the employee’s death or qualifying disability. All of the Named Executive Officers, except Mr. Deryckere, are eligible to participate in this plan. We do not maintain a defined benefit plan for any of our Named Executive Officers, except for Mr. Deryckere, who participates in a Belgian pension plan.

In addition, Mr. Deryckere is eligible for contributions to the Alpro Top Hat Plan, which is a Belgian tax-qualified deferred compensation benefit plan for Alpro key employees. Pursuant to the Top Hat Plan, we contribute 32% of all variable compensation paid to Mr. Deryckere to this plan. As state pension programs in Belgium are capped based on salary, a top hat plan for executives is a common market practice to safeguard retirement benefits for individuals with salaries above the state benefit ceilings. Variable compensation under the Alpro Top Hat Plan is composed of payments made under WhiteWave’s STI plan and payouts of retention awards granted by Alpro in prior years. The Alpro Top Hat Plan pays benefits upon retirement, which is defined as age 65, and the benefits are taxable to the participant upon retirement.

Other Compensation

We provide our executive officers with a limited number of perquisites. For example, we provide an executive long-term disability benefit for our executive officers and other key employees that pays the officer a set monthly payment in the event he or she becomes disabled.

The Compensation Committee also approved certain personal use of the WhiteWave corporate aircraft for our Chairman and Chief Executive Officer, as described below in the “Summary Compensation Table for 2015.” The Compensation Committee believes that the enhanced security and efficiency this benefit provides is appropriate and is in the interests of WhiteWave and its stockholders. The incremental costs to WhiteWave of providing personal travel on corporate aircraft are included in the “2015 All Other Compensation” table.

We purchase tickets to various cultural, charitable, civic, entertainment, and sporting events for business development and relationship building purposes, as well as to maintain involvement in communities in which we operate and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Our senior executives, including our Named Executive Officers, participate in WhiteWave’s broad-based programs generally available to all employees or other key employees, including our 401(k) Plan, health and dental plans and various other insurance plans, such as disability and life insurance. For additional information regarding perquisites and other compensation, see the “2015 All Other Compensation” table.

Severance and Change in Control Benefits

Executive Severance Plan. We maintain an Executive Severance Plan that provides severance benefits to certain designated officers of WhiteWave, including all of our Named Executive Officers except Mr. Deryckere, who are involuntarily terminated (other than for cause), or who voluntarily terminate their employment for good reason. We offer these benefits to facilitate hiring and retention of high caliber executives in a competitive labor market. Under the plan, the covered Named Executive Officers would be entitled to receive a payment in an amount up to two times the sum of his base salary and target bonus, plus a pro rata portion of his bonus for the fiscal year in which the termination occurs. In addition, the terminated officer would receive a cash payment for the in-the-money value of all outstanding and unvested LTI awards that would vest up to 36 months, for the Chief Executive Officer, or 24 months, for other executive officers, following the termination date based on the average closing price of WhiteWave’s stock for the 30 days immediately following the date of severance; however, unvested LTI awards whose payment is based upon the satisfaction of performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the termination occurs, unless otherwise expressly provided in the terms of the award. For additional information regarding our severance benefits, see the “Estimated Payments upon a Qualified Termination” table and related narrative. Kelly Haecker has voluntarily decided to leave WhiteWave in 2016 for personal reasons and, as a result, he will not be eligible for severance benefits.

Change in Control Agreements. We also have entered into agreements with all of our Named Executive Officers, except Mr. Deryckere, pursuant to which, in the event of a change in control and a subsequent qualifying termination, each of such officers is entitled to receive: (i) a lump sum cash payment equal to three times his annual base salary plus his target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to the termination; (ii) the unvested balance of his 401(k) account, plus three times his most recent annual match by the Company; (iii) continued insurance benefits for two years; and (iv) certain outplacement services. For additional information regarding our change in control benefits, see the “Estimated Payments Upon Termination Following a Change in Control” table and related narrative.

Agreement with Bernard Deryckere. Mr. Deryckere is not a U.S. citizen and therefore is not eligible for benefits under the Executive Severance Plan or pursuant to a change in control agreement; however, under his existing agreement, upon a termination of his employment agreement for any reason other than for “serious cause” as defined in Article 35 of the Belgium Employment Contracts Act, Mr. Deryckere would be entitled to receive an amount equal to the product of (i) the greater of 24 months, or the maximum statutory amount, which provides for a maximum of three months per five years of service, multiplied by (ii) his current salary, bonus and mid-term incentive compensation, if any. In addition, if WhiteWave terminates Mr. Deryckere’s employment without “serious cause,” or Mr. Deryckere terminates his employment for good reason, Mr. Deryckere would be entitled to an additional amount equal to 12 months’ salary, which additional amount shall be reduced by any number of months greater than 24 payable with respect to the severance indemnity, calculated by using the maximum statutory formula set forth above. For additional information, see “Executive Severance Plan—Agreement with Bernard P.J. Deryckere.”

Consideration of the 2013 Stockholder Advisory Vote on our Executive Compensation

At our 2013 annual meeting, we held our first stockholder advisory vote on our fiscal year 2012 executive compensation programs and policies and the compensation paid to our Named Executive Officers as disclosed in the 2013 proxy statement. At that meeting, our stockholders expressed strong support for our executive compensation program, with over 99% of votes cast voting to approve the compensation.

The Compensation Committee considered these voting results when designing our executive compensation programs and policies for each year after 2013 and determining the compensation to be paid to our executives. Since 2013, the Compensation Committee has make various changes, as described in this proxy statement, to strengthen alignment of pay and performance and further promote long-term stockholder value but did not make any program changes specifically as a result of the voting results. As part of its ongoing responsibilities, the Compensation Committee will continue to consider the results of future stockholder advisory votes as well as stockholder views about our compensation philosophy, objectives and program design.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Form 10-K for the year ended December 31, 2015.

This report is presented by:

The members of the Compensation Committee

Stephen L. Green (Chairman)

Michelle P. Goolsby

Joseph S. Hardin, Jr.

Mary E. Minnick

W. Anthony Vernon

Summary Compensation Table for 2015

The following table presents the compensation of our named executive officers for fiscal year 2015 and, to the extent required by SEC executive compensation disclosure rules, fiscal years 2014 and 2013. For fiscal year 2015, our named executive officers are Gregg L. Engles, our principal executive officer, Kelly J. Haecker, our principal financial officer, and Messrs. McPeak, Yost and Deryckere, the next three most highly-compensated executive officers who were serving as executive officers of WhiteWave at the end of fiscal year 2015.

For information on the role of each component within the total executive compensation program, see the relevant description in the “Executive Compensation—Compensation Discussion and Analysis—2015 Compensation Program.”

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Gregg L. Engles	2015	1,120,000	5,222,226	1,999,788	1,954,960	—	384,077	10,681,051
Chairman of the Board and Chief Executive Officer	2014	1,120,000	2,249,999	2,249,889	2,564,800	—	608,475	8,793,163
	2013	1,120,000	1,965,191	1,965,187	2,489,760	—	415,998	7,956,136

Kelly J. Haecker	2015	500,000	1,087,904	416,617	481,740	—	45,997	2,532,258
Executive Vice President, Chief Financial Officer	2014	500,000	499,988	499,978	648,200	—	61,230	2,209,396
	2013	500,000	467,898	467,902	511,700	—	44,195	1,991,695

Blaine E. McPeak	2015	650,000	1,305,541	499,938	943,020	—	58,836	3,457,335
Executive Vice President and Chief Operating Officer	2014	650,000	875,006	874,955	924,300	—	127,860	3,452,121
	2013	650,000	584,873	584,879	693,810	—	56,978	2,570,540

Bernard P.J. Deryckere (6)	2015	504,076	870,306	333,296	433,223	105,852	175,873	2,422,626
Executive Vice President and President, Europe Foods & Beverages	2014	554,107	499,988	499,978	641,655	182,988	244,707	2,623,424
	2013	602,559	181,784	181,781	651,292	135,635	249,869	2,002,920

Kevin C. Yost	2015	550,000	870,306	333,296	218,240	—	53,408	2,025,250
Executive Vice President and U.S. Group President, Americas Foods and Beverages	2014	550,000	1,000,009	999,224	436,480	—	117,684	3,103,397

(1)	Amounts shown include amounts deferred under the 401(k) Plan.

(2)	Amounts reported for stock awards represent the aggregate grant date fair value of awards calculated in accordance with the accounting guidance on share-based payments, valued based on the closing price of WhiteWave’s common stock on the grant date. Stock awards for 2015 consist of RSUs and PSUs. PSUs are reported assuming the probable outcome (i.e., 200% for 2015 and target (100%) for 2016 and 2017) of the performance conditions and do not reflect the value that may ultimately be realized by the named executive officer. The grant date fair value assuming maximum performance of the PSU for the full three-year performance period is as follows: Engles ($3,999,556); Haecker ($833,199); McPeak ($999,869); Deryckere ($666,528); and Yost ($666,528). The aggregate LTI award amount granted to the Named Executive Officers was the same in 2015 as it was in 2014; however the addition of PSUs to the LTI award mix in 2015 and the probable maximum performance of the PSU for the first year of the three-year performance period resulted in an increase in 2015 in the grant date fair value of stock awards reported in the table.

(3)	Amounts reflect the aggregate grant date fair value of stock options granted to each Named Executive Officer, calculated in accordance with ASC Topic 718 related to “Compensation—Stock Compensation.” See Note 11, “Share-Based Compensation” to our audited consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2015 for a description of the relevant assumptions used in calculating the grant date fair value.

(4)	Consists of amounts earned under the 2015 STI Plan, which is described under “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation.”

(5)	Amounts shown in the “All Other Compensation” column include the following:

2015 All Other Compensation (a)

Name	Aircraft Usage ($)(b)	Relocation ($)(c)	Tax Payments ($)(d)	SERP ($)(e)	Defined Contribution Plan(f)	401(k) Company Match	Car Allowance (g)	Other ($)(h)	Total ($)
Gregg L. Engles	227,303	—	—	133,990	—	10,600	—	12,184	384,077

Kelly J. Haecker	—	—	—	30,068	—	10,600	—	5,329	45,997

Blaine E. McPeak	—	—	—	43,352	—	10,600	—	4,884	58,836

Bernard P.J. Deryckere	—	—	—	—	138,632	—	19,068	18,173	175,873

Kevin C. Yost	—	22,989	4,165	10,500	—	10,600	—	5,154	53,408

(a)	Amounts in the table do not include group health, medical, disability or other benefits that are available generally to all WhiteWave employees.

(b)	Consists of the incremental costs of using the corporate aircraft for personal travel. The incremental cost of personal travel on corporate aircraft is based on the variable cost per hour of operating the aircraft multiplied by the number of hours of personal travel.

(c)	Mr. Yost relocated to Denver, Colorado in January 2014 to assume his position with WhiteWave. Represents the relocation expenses paid by WhiteWave to a relocation company and service providers pursuant to WhiteWave’s relocation policy.

(d)	Consists of the tax payments with respect to the relocation benefits provided to Mr. Yost.

(e)	We maintain a Supplemental Executive Retirement Plan (“SERP”) for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amount shown is the amount credited to the Named Executive Officer’s account under the SERP. See “Compensation Discussion and Analysis—Other Compensation Practices and Policies—Deferred Compensation Plan, Supplemental Employee Retirement Plan and Alpro Top Hat Plan” for more information regarding the SERP.

(f)	Consists of contributions to Alpro’s Top Hat Plan for the benefit of Mr. Deryckere. See “Compensation Discussion and Analysis—Other Compensation Practices and Policies—Deferred Compensation Plan, Supplemental Employee Retirement Plan and Alpro Top Hat Plan” for more information on the Alpro Top Hat Plan.

(g)	Represents the cost of providing a company car, including insurance and maintenance, for Mr. Deryckere.

(h)	Represents amounts paid by WhiteWave for life insurance and long-term disability premiums.

(6)	All amounts in the table for Mr. Deryckere, except for amounts in the equity award columns, were denominated in Euros and converted to U.S. dollars at the rate of 1 Euro = 1.1103 U.S. dollars, the average currency exchange rate for 2015.

Agreements with our Executive Officers

In connection with our initial public offering, we entered into employment agreements with our U.S.-based executive officers, including Messrs. Engles, Haecker and McPeak. Each of these employment agreements has an initial term of three years, and will automatically renew at the end of its then-current term for successive one-year periods, unless and until we, or the executive officer, provide a notice of non-renewal at least 30 days prior to the expiration of the agreement’s then-current term. The agreements provide that each officer will continue to receive a base salary and an annual STI target bonus opportunity at least equal to his base salary and STI target bonus opportunity as of our initial public offering. Each executive officer also is entitled to receive benefits coverage consistent with the eligibility provisions of the applicable plans and perquisites on the same basis as generally made available to WhiteWave’s senior executives. Each employment agreement also contains standard non-compete and confidentiality provisions.

Grants of Plan-Based Awards in Fiscal Year 2015

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Gregg L. Engles	STI	—	14,000	1,400,000	2,800,000
	PSU	2/16/15				12,832	51,329	102,658				3,221,864
	RSU	2/16/15							51,344			2,000,362
	Option	2/16/15								164,863	$38.96	1,999,788
Kelly J. Haecker	STI	—	3,500	350,000	700,000
	PSU	2/16/15				2,673	10,693	21,386				671,188
	RSU	2/16/15							10,696			416,716
	Option	2/16/15								34,346	$38.96	416,617
Blaine E. McPeak	STI	—	5,850	585,000	1,170,000
	PSU	2/16/15				3,208	12,832	25,664				805,450
	RSU	2/16/15							12,836			500,091
	Option	2/16/15								41,215	$38.96	499,938
Bernard P.J. Deryckere	STI	—	3,024	302,446	604,892
	PSU	2/16/15				2,139	8,554	17,108				536,925
	RSU	2/16/15							8,557			333,381
	Option	2/16/15								27,477	$38.96	333,296
Kevin C. Yost	STI	—	4,400	440,000	880,000
	PSU	2/16/15				2,139	8,554	17,108				536,925
	RSU	2/16/15							8,557			333,381
	Option	2/16/15								27,477	$38.96	333,296

(1)	Consists of amounts payable under the 2015 STI Plan. The actual amounts paid pursuant to these awards are included in the “Summary Compensation Table for 2015” in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—2015 Compensation Program—Annual Cash Compensation—Short-Term Incentive Compensation” for a description of this plan.

(2)	These columns contain the performance-based PSU grants only. The PSUs will vest based on WhiteWave’s adjusted diluted earnings per share growth over the 3-year performance period relative to the adjusted diluted earnings per share growth of companies in the S&P 500, and have one, two and three year performance cycles, with one-third of the award subject to vesting in each performance cycle. The “Threshold” column represents the minimum amount payable when threshold performance is met. If performance is at or below the threshold performance, no amount is paid. The “Target” column represents the amount payable if the specified target cumulative relative EPS performance target is met or exceeded by the end of 2017. The “Maximum” column represents the maximum payout possible, which is achieved if the specified maximum cumulative relative EPS performance target is met or exceeded by the end of 2017. In accordance with the SEC executive compensation disclosure rules, amounts reported in the Grant Date Fair Value column are based on achievement of the maximum performance level. In the event of a change in control, the PSUs that are (i) assumed or continued following the change in control will vest on an accelerated basis only upon a qualifying termination of the holder, or (ii) not assumed or continued will vest in full as of the date of the change in control. The PSUs also will continue to vest and will be settled based on actual performance at the end of the total performance period if (i) the employee retires after reaching age 65, (ii) the employee retires after 10 years of service and after reaching age 55, or (iii) a death or qualified disability occurs with respect to the employee (each, a “Qualified Retirement”).

(3)	These columns contain RSUs and stock options, which were granted pursuant to the WhiteWave Amended and Restated 2012 Stock Incentive Plan and vest ratably over three years beginning on the first anniversary of the grant date. In the event of a change in control, the RSUs and options that are (i) assumed or continued following the change in control will vest on an accelerated basis only upon a qualifying termination of the holder, or (ii) not assumed or continued will vest in full as of the date of the change in control. The RSUs and options also will vest upon a Qualified Retirement.

Outstanding Equity Awards at 2015 Fiscal Year-End (1)

		Option Awards(2)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregg L. Engles	2/17/2015	—	164,863	38.96	2/17/2025	51,344	1,997,795	102,658	3,994,423
	2/14/2014	87,205	174,410	26.91	02/14/2024	55,741	2,168,882	—	—
	2/15/2013	313,116	156,557	15.16	02/15/2023	43,210	1,681,301	—	—
	10/25/2012	1,014,493	—	17.00	10/25/2022	—	—	—	—
	2/17/2012	1,087,280	—	11.10	2/17/2022	—	—	—	—
	2/24/2011	568,961	—	9.52	2/24/2021	—	—	—	—
	2/12/2010	241,467	—	13.39	2/12/2020	—	—	—	—
	2/13/2009	467,530	—	18.46	2/13/2019	—	—	—	—
	1/15/2008	451,221	—	23.33	1/15/2018	—	—	—	—
	2/12/2007	352,670	—	27.69	2/12/2017	—	—	—	—

TOTAL		4,583,943	495,830			150,295	5,847,978	102,658	3,994,423

Kelly J. Haecker	2/17/2015	—	34,346	38.96	2/17/2025	10,696	416,181	21,386	832,129
	2/14/2014	19,379	38,758	26.91	02/14/2024	12,386	481,939	—	—
	2/15/2013	74,552	37,275	15.16	02/15/2023	10,288	400,306	—	—
	10/25/2012	241,546	—	17.00	10/25/2022	—	—	—	—

TOTAL		335,477	110,379			33,370	1,298,426	21,386	832,129

Blaine E. McPeak	2/17/2015	—	41,215	38.96	2/17/2025	12,836	499,449	25,664	998,586
	2/14/2014	33,913	67,826	26.91	02/14/2024	21,677	843,452	—	—
	2/15/2013	93,190	46,594	15.16	2/15/2023	12,860	500,383	—	—
	10/25/2012	301,932	—	17.00	10/25/2022	—	—	—	—
	2/17/2012	85,808	—	11.10	2/17/2022	—	—	—	—
	2/18/2011	51,970	—	9.52	2/18/2021	—	—	—	—
	2/12/2010	31,495	—	13.39	2/12/2020	—	—	—	—
	11/2/2009	11,526	—	15.35	11/2/2019	—	—	—	—
	2/13/2009	30,987	—	18.46	2/13/2019	—	—	—	—
	6/2/2008	7,610	—	19.37	6/2/2018	—	—	—	—
	1/15/2008	30,443	—	23.33	1/15/2018	—	—	—	—
	2/28/2007	25,523	—	28.18	2/28/2017	—	—	—	—

TOTAL		704,397	155,635			47,373	1,843,284	25,664	998,586

Bernard P.J. Deryckere (5)	2/17/2015	—	27,477	38.96	2/17/2025	8,557	332,953	17,108	665,672
	2/14/2014	19,379	38,758	26.91	02/14/2024	12,386	481,939	—	—
	2/15/2013		14,481	15.16	2/15/2023	—	—	—	—
	10/25/2012	39,090	—	17.00	10/25/2022	—	—	—	—

TOTAL		58,469	80,716			20,943	814,892	17,108	665,672

Kevin C. Yost	2/17/2015	—	27,477	38.96	2/17/2025	8,557	332,953	17,108	665,672
	1/2/2014	47,185	94,370	22.57	1/2/2024	29,538	1,149,324	—	—

TOTAL		47,185	121,847			38,095	1,482,277	17,108	665,672

(1)	Reflects outstanding equity awards granted under WhiteWave’s Amended and Restated 2012 Stock Incentive Plan. Awards granted on and after October 25, 2012 were granted by WhiteWave; all awards granted prior to October 25, 2012 were granted by Dean Foods. In connection with our spin-off from Dean Foods in May 2013, all Dean Foods equity-based awards held by our non-management directors and employees were converted into WhiteWave equity-based awards with respect to our common stock.

(2)	Options vest one-third on each of the first, second and third anniversary of the grant date, and also vest immediately in the following additional circumstances (i) if the employee retires after reaching age 65, (ii) other than the IPO Grants, which have a grant date of October 25, 2012, if the employee retires after reaching age 55 and after completing at least 10 years of continuous service immediately prior to retirement, and (iii) in certain cases upon death or qualified disability. Also, options granted (i) before 2015 vest immediately upon a change of control, and (ii) in and after 2015 vest immediately if a change in control occurs and the executive experiences a qualified termination of employment.

(3)	Each RSU represents the right to receive one share of WhiteWave’s common stock in the future. RSUs have no exercise price and vest ratably over three years. All RSUs also vest immediately in the following additional circumstances (i) if the executive retires after reaching age 65, (ii) if the executive retires after reaching age 55 and after completing at least 10 years of continuous service immediately prior to retirement, and (iii) in certain cases upon death or qualified disability. Also, RSUs granted (i) before 2015 vest immediately upon a change of control, and (ii) in and after 2015 vest immediately if a change in control occurs and the executive experiences a qualified termination of employment.

(4)	Each PSU represents the right to receive one share of WhiteWave’s common stock in the future. PSUs have no exercise price and vest based on a comparison of WhiteWave’s adjusted EPS growth over the three-year performance period to the adjusted EPS growth of companies in the S&P 500 over the same period. In the first year, one-third of the PSUs will vest based on our adjusted EPS growth in that year compared to the one-year adjusted EPS growth of S&P 500 companies. In the second year, one-third of the PSUs will vest based on our cumulative adjusted EPS growth over the past two years compared to the cumulative two-year adjusted EPS growth of S&P 500 companies. In the third year, one-third of the PSUs will vest based on our cumulative adjusted EPS growth over the past three years compared to the cumulative three-year adjusted EPS growth of S&P 500 companies. PSUs will be converted to common stock upon vesting and the payout range is 0% to 200%. In accordance with the SEC executive compensation disclosure rules, the amounts reported in the Grant Date Fair Value column are based on achievement of the maximum performance level.

(5)	Mr. Deryckere is a Belgian resident and historically has been granted cash settled equity-awards, rather than stock settled equity-awards. Prior to 2014, he received SARs, rather than options, and phantom share units, rather than RSUs. SARs entitle the holder to receive cash equal to the difference between the exercise price of the SAR and the current trading price of our common stock. Phantom share units entitle the holder to a cash payment equal to the increase in value of a designated number of shares over a specified vesting period.

Option Exercises and Stock Vested in Fiscal Year 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
Gregg L. Engles	986,998	24,060,808	227,953		9,261,810
Kelly J. Haecker	287,190	8,076,079	47,070		1,868,515
Blaine E. McPeak	54,364	808,936	71,554		2,830,118
Bernard P.J. Deryckere	107,145	3,176,035	20,980	(4)	833,534
Kevin C. Yost	—	—	14,769		513,370

(1)	Reflects number of shares of WhiteWave common stock acquired on exercise of option awards or vesting of stock awards.

(2)	Equals the number of underlying shares exercised multiplied by the difference between WhiteWave’s closing stock price on the exercise date and the exercise price of the options.

(3)	Equals WhiteWave’s closing stock price on the vesting date multiplied by the number of shares vested.

(4)	Includes 14,785 shares used to compute the cash value of phantom share units that vested during 2015. As a non-U.S. resident, prior to 2014, Mr. Deryckere received his LTI equity awards in the form of 50% phantom share units and 50% SARs.

2015 Pension Benefits

Name	Plan Name	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year($)
Bernard P.J. Deryckere	Alpro Defined Benefit Plan	14	985,010	—

Mr. Deryckere participates in the Alpro Pension Plan, which is a Belgian defined benefit plan. The present value of accumulated benefits was calculated using standard Belgian rates for mortality, inflation, and future salary increases. The value presented is based on Mr. Deryckere’s current base salary of €454,000 (approximately $504,076) and is derived from projected benefits as of January 1, 2015 of €887,156 (approximately $985,010). WhiteWave funds the pension plan annually in an amount equal to 5% of salaries for covered employees. Variable compensation is not included for purposes of pension calculations. The maximum plan benefits assume payment to the covered employee of 70% of their final salary and continuous employment with the Company for 40 years. The present value of the accumulated benefit is based on the accumulated benefit built up in the pension plan over the 14 years that Mr. Deryckere has been employed by Alpro. The Alpro Pension Plan pays benefits upon retirement, which is defined as age 65.

We do not maintain an ERISA-qualified defined benefit plan for any of our U.S.-based Named Executive Officers.

Nonqualified Deferred Compensation in Fiscal Year 2015

The following narrative and table provide information on the defined contribution portion of WhiteWave’s Supplemental Executive Retirement Plan (“SERP”) and Executive Deferred Compensation Plan (“EDCP”), which are the only nonqualified deferred compensation plans for U.S.-based executive officers, and the Alpro Top Hat Plan, in which Mr. Deryckere participates.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Gregg L. Engles	SERP	—	133,990	31,784	—	1,388,227
Kelly J. Haecker	SERP	—	30,068	4,300	—	199,777
	EDCP(4)	—	—	(13,115)	—	368,485
Blaine E. McPeak	SERP	—	43,352	6,265	—	290,590
Bernard P.J. Deryckere	Alpro Top Hat Plan	—	138,632	33,658	—	1,258,719
Kevin C. Yost	SERP	—	10,500	—	—	10,500

(1)	Amounts in this column also are included in the “All Other Compensation” column in the Summary Compensation Table for 2015.

(2)	Includes interest payments on balances in the SERP and investment gains (losses) on balances deferred in the Executive Deferred Compensation Plan. Participants in the Executive Deferred Compensation Plan can choose from an array of third-party funds, and earnings vary based on participant investment elections. Amounts contributed to the Alpro Top Hat Plan are invested in bonds held by an insurance company until distribution upon retirement at age 65. The aggregate balance at the end of 2015 in the Alpro Top Hat Plan is based on the accumulated benefits built up over the 14 years that Mr. Deryckere has been employed by Alpro.

(3)	Amounts in this column include the following amounts that were previously reported, in the Summary Compensation Table of proxy statements for prior years or other SEC filings, for the indicated Named Executive Officer: Mr. Engles—$578,179, Mr. Haecker—$110,453, Mr. McPeak—$189,422, and Mr. Deryckere—$205,330.

(4)	In 2015, none of the Named Executive Officers elected to defer their salary or bonus pursuant to the EDCP; however, at the beginning of 2015 Mr. Haecker had a balance of $381,600 in the EDCP from deferrals he made in prior years.

Supplemental Executive Retirement Plan (“SERP”). The U.S.-domiciled Named Executive Officers participate in WhiteWave’s SERP, which is a nonqualified deferred compensation arrangement for employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the 401(k) Plan, as set forth in the Internal Revenue Code ($265,000 in 2015). The SERP is designed to provide these employees with retirement benefits from WhiteWave that are equivalent, as a percentage of total compensation, to the benefits provided to other employees under the 401(k) Plan. WhiteWave credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above (100% match on the first 2% of covered compensation, and 50% match on the next 4% of covered compensation), and credits interest on those balances at the mid-term applicable federal rate set by the IRS, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control, or the employee’s death or qualifying disability.

Executive Deferred Compensation Plan (“EDCP”). Employees of WhiteWave with high base compensation may defer a portion of their salary and bonus each year into the WhiteWave EDCP, which is a tax deferred plan. The amounts deferred are informally funded as unsecured obligations of WhiteWave, receive no preferential standing, and are subject to the same risks as any of WhiteWave’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. The EDCP also allows our executive officers and non-management directors to defer RSUs, which will be paid out only in shares of WhiteWave common stock upon the expiration of the deferral period. All of the Named Executive Officers, except Mr. Deryckere, are eligible to participate in this plan. In 2015, none of the Named Executive Officers elected to defer their salary or bonus pursuant to this plan; however at the beginning of 2015 Mr. Haecker had a balance of $381,600 in the EDCP from deferrals he made in prior years.

Alpro Top Hat Plan. As a Belgian resident, Mr. Deryckere is eligible to participate in the Alpro Top Hat Plan, which is a Belgian tax qualified deferred compensation benefit plan for Alpro key employees. Pursuant to the Top Hat Plan, we contribute 32% of all variable compensation paid to Mr. Deryckere to this plan. As state pension programs in Belgium are capped based on salary, a top hat plan for executives is a common market practice to safeguard retirement benefits for individuals with salaries above the state benefit ceilings. Variable compensation under the Alpro Top Hat Plan is composed of payments made under WhiteWave’s STI plan. The Alpro Top Hat Plan pays benefits upon retirement, and the benefits are taxable to the participant upon retirement. Amounts contributed to the Alpro Top Hat Plan are invested in bonds held by an insurance company until distribution upon retirement, which for Mr. Deryckere is at or after age 65.

Executive Officer Severance

We maintain The WhiteWave Foods Company Executive Severance Plan, which is applicable to our U.S.-based executive officers in the event of certain involuntary terminations. We also entered into an individual change in control agreement with each of our U.S.-based Named Executive Officers, which is applicable in the event of a qualifying termination following a change in control. The following is a description of the benefits that may be paid to the executive officers pursuant to the change in control agreements and the Executive Severance Plan. Our executive officers may not receive benefits under both plans.

Potential Benefits Upon a Change in Control. We have entered into agreements with our U.S.-based Named Executive Officers, pursuant to which we must, in the event of a change in control and a subsequent qualifying termination (as defined below):

•

pay each of our Named Executive Officers a lump sum cash payment equal to three times his annual base salary plus his target bonus for the year in which the termination occurs, plus a prorated bonus based on actual performance for the portion of the year served prior to the termination;

•	pay each of our Named Executive Officers the unvested balance of his 401(k) account, plus three times his most recent annual match by the Company;

•	continue to provide disability and life insurance and medical coverage benefits to each of our Named Executive Officers for two years; and

•	provide certain outplacement services.

In addition, all unvested equity awards that were granted to our executive officers prior to 2015 vest in full upon a change in control.

Pursuant to the agreements, a “change in control” means (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities of WhiteWave representing 30% or more of the combined voting power of WhiteWave’s then outstanding securities; (2) individuals who currently serve on the WhiteWave Board of Directors, or whose election or nomination for election to the WhiteWave Board was approved by a vote of at least two-thirds of the directors serving on the WhiteWave Board, cease for any reason to constitute a majority of the Board of Directors of WhiteWave; (3) WhiteWave consummates a merger or consolidation with any other corporation and, as a result (i) persons who were stockholders of the Company immediately prior to such merger or consolidation do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of WhiteWave stock immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors, and (ii) within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the Board of WhiteWave or the surviving entity; or (4) the stockholders of WhiteWave approve, and WhiteWave consummates, a sale, transfer or other disposition of all or substantially all of the assets of WhiteWave, and immediately after such transaction, the persons who were WhiteWave stockholders immediately prior to such transaction do not own, directly or indirectly and in substantially the same proportions as their ownership of WhiteWave stock immediately prior to the transaction, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the entity to which such assets are sold or transferred.

A qualifying termination means a termination of employment by WhiteWave or its successor without cause, or by the executive officer with good reason, within thirteen months following a change in control. Pursuant to the agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the change in control agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to WhiteWave, (iii) material breach of the Company’s Code of Ethics, or (iv) conviction of, or plea of nolo contendere to, a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (i) any material reduction in the amount of the executive officer’s base salary plus bonus or significant reduction in benefits not generally applicable to similarly situated employees of WhiteWave, (ii) removal of the executive officer from the position held by him or her or any other significant reduction in the nature of his or her duties or responsibilities immediately prior to the change in control, (iii) transfer of the executive officer’s principal place of employment by more than 50 miles, or (iv) the failure of the successor company to assume the obligations under the agreement.

The agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with WhiteWave or solicit any of WhiteWave’s employees for two years after termination; and

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of WhiteWave’s confidential information.

WhiteWave has executed an employment agreement with Mr. Deryckere, who is a Belgian resident, to provide him with similar benefits. See “Agreement with Bernard P.J. Deryckere.”

The following table presents the potential estimated payments to each Named Executive Officer if a change in control of WhiteWave had occurred as of December 31, 2015, the last day of the fiscal year.

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of Stock Awards ($)(2)	Early Vesting of Stock Options/SARs ($)(3)	Other ($)(4)	Total ($)
Gregg L. Engles	7,591,800	25,959,663	5,802,906	100,486	39,454,855
Kelly J. Haecker	2,581,800	2,407,906	1,348,660	97,148	6,435,514
Blaine E. McPeak	3,736,800	3,174,706	1,918,459	98,181	8,928,146
Bernard P.J. Deryckere	3,227,786	1,968,924	1,299,869	371,154	6,867,733
Kevin C. Yost	3,001,800	2,369,814	1,540,632	96,785	7,009,031

(1)	For Messrs. Engles, Haecker, McPeak and Yost, represents (i) three times the sum of his (a) base salary in effect at the time of the termination, (b) his target short-term incentive payment for 2015, and (c) the aggregate company matching contribution to his 401(k) plan, and (ii) the balance of the unvested portion of his 401(k) account. For Mr. Deryckere, represents three times the sum of his (x) base salary in effect at the time of the termination and (y) his annual incentive and Alpro Top Hat Plan payments for 2015.

(2)	Represents the cash payout of all unvested RSUs, PSUs and phantom share units based on WhiteWave’s closing stock price on December 31, 2015 ($38.91). Upon a change in control, all unvested equity awards granted prior to 2015 vest in full. All PSUs and RSUs granted during and after 2015 that are (i) assumed or continued following the change in control will vest on an accelerated basis upon a qualifying termination of the holder, and (ii) not assumed or continued will vest in full as of the date of the change in control. Under the terms of the PSU award agreements, upon a change in control, the performance period ends at the time of the change in control and performance is deemed achieved at greater of (i) target, with pro-ration for the portion of the performance period that elapsed through the date of the change in control and (ii) actual performance, with no pro-ration. For purpose of this table, PSUs are reported assuming vesting has been accelerated and the value has been calculated based on achieving the maximum performance level.

(3)	Represents the cash payout of all unvested stock options and SARs based on WhiteWave’s closing stock price on December 31, 2015 ($38.91). Upon a change in control, all unvested equity awards granted prior to 2015 vest in full. All stock options granted in and after 2015 that are (i) assumed or continued following the change in control will vest on an accelerated basis only upon a qualifying termination of the holder, and (ii) not assumed or continued will vest in full as of the date of the change in control.

(4)	For Messrs. Engles, Haecker, McPeak and Yost, represents the value of outplacement services, long-term disability, life insurance, and medical coverage. For Mr. Deryckere, represents three times the value of benefits for which he is contractually entitled under his employment agreement, including premiums for life, death and invalidity insurance coverage, a car allowance and a representation allowance.

Executive Severance Plan. The WhiteWave Foods Company Executive Severance Plan provides severance benefits to certain designated officers of WhiteWave, including our U.S.-based Named Executive Officers, who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Under the plan, all of the Named Executive Officers would be entitled to receive a payment in an amount up to two times the sum of his base salary and target bonus, plus a pro rata portion of his bonus for the fiscal year in which the termination occurs. In addition, participants would receive a cash payment for the in-the-money value of all outstanding and unvested LTI awards that would vest up to 36 months, for the Chief Executive Officer, or 24 months, for other executive officers, following the termination date based on the average closing price of WhiteWave’s stock for the 30 days immediately following the date of severance; however, cash-based awards and stock-based awards whose payment is based upon the satisfaction of performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the termination occurs, unless otherwise expressly provided in the terms of the award. The participant would also be entitled to cash payments that may be used to pay COBRA health benefits and outplacement services. A participant’s right to receive benefits under the plan is conditioned upon the execution of a release and upon such other conditions as the administrator of the Plan may determine, including execution of a non-compete agreement, non-solicitation agreement and/or non-disclosure agreement.

Under the Executive Severance Plan, “cause” means the following: (i) the participant’s conviction of any crime deemed by WhiteWave to make the executive officer’s continued employment untenable, (ii) the participant’s willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of WhiteWave, (iii) the participant’s conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) breach by the participant of any written covenant or agreement with WhiteWave, or (v) the participant’s failure to comply with or breach of the WhiteWave’s “code of conduct” as in effect from time to time. “Good reason” means any of the following: (i) a material reduction in the amount of the participant’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of WhiteWave, (ii) a material reduction in the scope of the participant’s duties or responsibility, or (iii) the transfer of the participant’s principal place of employment by more than 50 miles.

Agreement with Bernard P.J. Deryckere. When we acquired the Alpro business in 2009, Mr. Deryckere had an employment agreement with Alpro, which we assumed. In November 2011, Mr. Deryckere’s agreement was amended to provide him with similar benefits that we provided to other executive officers upon a termination of employment that triggers severance benefits, subject to Belgian statutory law. Under his existing agreement, upon a termination of his employment for any reason other than for “serious cause” as defined in Article 35 of the Belgium Employment Contracts Act, Mr. Deryckere would be entitled to receive an amount equal to the product of (i) the greater of 24 months, or the maximum statutory amount, which provides for a maximum of three months per five years of service, multiplied by (ii) his current salary, bonus and mid-term incentive compensation. In addition, if WhiteWave terminates Mr. Deryckere’s employment without “serious cause,” or Mr. Deryckere terminates his employment for good reason, Mr. Deryckere would be entitled to an additional amount equal to 12 months’ salary, which additional amount shall be reduced by any number of months greater than 24 payable with respect to the severance indemnity, calculated by using the maximum statutory formula set forth above. “Good reason” is defined as (i) a material reduction in annual base salary, target annual bonus opportunity or the aggregate value of benefits, (ii) a material reduction in the scope of duties, or (iii) the relocation of his principal place of employment more than 50 miles from the prior location. The agreement contains standard two-year non-compete and non-solicitation provisions, in consideration for which WhiteWave shall pay Mr. Deryckere a lump sum amount equal to one-half of the compensation that he would have earned over the non-compete period, unless the non-compete is waived by the Company.

The following table presents the potential estimated payments to each Named Executive Officer if his eligibility for benefits under the Executive Severance Plan had been triggered as of December 31, 2015, the last day of the fiscal year.

Estimated Payments Upon a Qualified Termination (1)

Name	Severance Amount ($)(2)	Cash in Lieu of Unvested RSUs/PSUs ($)(3)	Cash in Lieu of Unvested Stock Options/ SARs ($)(4)	Other ($)(5)	Total ($)
Gregg L. Engles	5,040,000	21,093,756	4,647,622	251,676	31,033,054
Kelly J. Haecker	1,700,000	1,573,867	1,091,477	50,000	4,415,344
Blaine E. McPeak	2,470,000	2,156,755	1,555,829	50,000	6,232,584
Bernard P.J. Deryckere (6)	3,227,786	1,299,165	654,949	371,154	5,553,054
Kevin C. Yost	1,980,000	1,676,049	1,256,728	50,000	4,962,777

(1)	The table above presents the potential estimated payments to each Named Executive Officer if he had been involuntarily terminated without cause, or if he had voluntarily terminated his employment for good reason, as defined in the plan, as of December 31, 2015, the last day of the fiscal year. If the Named Executive Officer’s employment had terminated due to death, disability or retirement (after reaching age 65, or after 10 years of service and after reaching age 55), then (i) he would have received a payout under the 2015 STI Plan based on actual performance, but prorated for his period of active service, and (ii) all unvested RSUs and stock options would have vested in full. In the event of an executive’s disability or retirement (after reaching age 65, or after 10 years of service and after reaching age 55), the PSUs would continue to vest for the remaining performance periods and be paid out based on actual performance. In the event of an executive’s death, the PSUs would vest at target level of performance for the performance period in which the death occurred.

(2)	For Messrs. Engles, Haecker, McPeak and Yost, represents two times the sum of such Named Executive Officer’s base salary and target short-term incentive payment for 2015.

(3)	Represents the payout of RSUs and PSUs and, for Mr. Deryckere, phantom share units scheduled to vest in the 36 months for Mr. Engles (and 24 months for the other Named Executive Officers) after December 31, 2015 in accordance with the terms of the Executive Severance Plan. The amounts are based on the average WhiteWave’s closing stock prices for the 30 days following December 31, 2015 ($36.58). Under the terms of the PSU award agreements, upon an involuntary termination other than for cause, the PSUs continue to vest through the performance period and the terminated executive will vest in the PSUs based on actual performance, prorated based on the number of full months of the executive’s active employment during the performance period. For purpose of this table, PSUs are reported at the maximum performance level, prorated through December 31, 2015.

(4)	Represents the payout of stock options and, for Mr. Deryckere, SARs scheduled to vest in the 36 months for Mr. Engles (and 24 months for the other Named Executive Officers) after December 31, 2015 based on the average of WhiteWave’s closing stock prices for the 30 days following December 31, 2015 ($36.58).

(5)	For Messrs. Engles, Haecker, McPeak and Yost, represents the value of outplacement services and medical coverage. For Mr. Engles, also includes the estimated cost of providing office and administrative support for 24 months post termination. For Mr. Deryckere’s, represents certain benefits to which he is entitled under his employment agreement, including the continuation of life insurance and other premiums, a car allowance and other benefits for three years post termination.

(6)	For Mr. Deryckere, represents three times the sum of his (i) base salary in effect at the time of the termination, (ii) his annual incentive and Alpro Top Hat Plan payments for 2015, and (iii) other benefits for which he is contractually entitled under his employment agreement.

OWNERSHIP OF WHITEWAVE COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

This table includes information regarding the amount of common stock beneficially owned as of March 18, 2016 by WhiteWave’s directors and director nominees, Named Executive Officers and all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise noted, the persons and entities in these tables have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws where applicable.

The percentages in the tables below are based on 176,860,328 shares of WhiteWave common stock outstanding as of March 18, 2016.

Name of beneficial owner	Number of shares of common stock beneficially owned		Options Currently Exercisable or Exercisable within 60 days		Percentage of shares of common stock beneficially owned
Gregg L. Engles	2,524,404	(1)	5,258,966	(2)	4.4%
Kelly J. Haecker	300,239		11,449		*
Blaine E. McPeak	149,273		798,643		*
Bernard P.J. Deryckere	18,893	(3)	47,917		*
Kevin C. Yost	50,008		—		*
Michelle P. Goolsby	26,975		79,344		*
Stephen L. Green	187,003	(4)	121,102		*
Joseph S. Hardin, Jr.	208,183	(5)	144,795		*
Anthony J. Magro (6)	—		—		*
Mary E. Minnick	28,191		23,845		*
W. Anthony Vernon (6)	4,156	(7)	—		*
Doreen A. Wright	35,105		35,354		*
All current directors and executive officers as a group (15 persons)	3,861,893		7,025,932		6.2%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Includes (a) 278,660 shares of common stock held by a family limited partnership with respect to which Mr. Engles, as the sole owner and manager of the general partner of the limited partnership, has the right to make voting and investment decisions (the “Limited Partnership”), and (b) 117,527 shares of common stock subject to unvested restricted stock units. All restricted stock units immediately vest if an employee retires after reaching age 55 and after completing 10 years of service. Pursuant to this provision, all of the equity awards held by Mr. Engles would vest and become exercisable if Mr. Engles elects to retire. Mr. Engles disclaims beneficial ownership of all shares held by the Limited Partnership.

(2)	All unvested options immediately vest if an employee retires after reaching age 55 and after completing 10 years of service. Pursuant to this provision, all of these options would vest and become exercisable if Mr. Engles elects to retire.

(3)	Mr. Deryckere is a Belgian resident and, prior to 2014, he was granted cash-settled equity awards, rather than stock-settled equity awards under the annual LTI program.

(4)	Includes 123,726 shares of common stock held by an irrevocable descendants’ trust, of which Mr. Green’s children are the beneficiaries. Mr. Green disclaims beneficial ownership of all shares held by the trust except to the extent of his pecuniary interest in the trust, if any.

(5)	Includes 3,452 shares of common stock held by a family trust, of which Mr. Hardin’s sister is the beneficiary. Mr. Hardin is the trustee and disclaims beneficial ownership of all shares held by the trust except to the extent of his pecuniary interest in the trust, if any.

(6)	Messrs. Magro and Vernon joined WhiteWave’s Board of Directors in January 2016.

(7)	Consists of shares of restricted common stock that are subject to vesting.

OWNERSHIP OF WHITEWAVE COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person who we believe, based on such person’s SEC filings, beneficially owned more than 5% of WhiteWave’s outstanding common stock as of March 18, 2016. There are no arrangements known to WhiteWave that may result in a change in control of WhiteWave upon the occurrence of some future event.

The percentages in the table below are based on 176,249,987 shares of common stock of WhiteWave outstanding as of December 31, 2015.

Name and address of beneficial owner	Number of shares of common stock beneficially owned	Percentage of shares of common stock beneficially owned
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10022	13,154,230	7.5%

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	12,438,275	7.05%

(1)	Based solely on a review of a Schedule 13G/A filed with the SEC on January 27, 2016, as of December 31, 2015, BlackRock, Inc. beneficially owned 13,154,230 shares of our common stock and has sole dispositive power with respect to all of such shares and sole voting power with respect to 12,111,138 of such shares.

(2)	Based solely on a review of a Schedule 13G/A filed with the SEC on February 11, 2016, as of December 31, 2015, The Vanguard Group beneficially owned 12,438,275 shares of our common stock, of which it has sole voting power with respect to 163,219 shares, shared voting power with respect to 18,500 shares, sole dispositive power with respect to 12,243,756 shares and shared dispositive power with respect to 194,519 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2015.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

According to our By-laws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting of stockholders to be held in 2017, such notice must be received no earlier than January 12, 2017 and no later than February 11, 2017.

If you would like your proposal to be included in next year’s proxy statement, you must submit it to our Corporate Secretary in writing no later than November 30, 2016, which is the 120th day prior to the first anniversary of the release date of this Proxy Statement. We will include your proposal in our next annual meeting proxy statement if it is a proposal that we are required to include in our proxy statement pursuant to the rules of the SEC. You must send your proposal to our principal executive offices at:

The WhiteWave Foods Company

c/o Corporate Secretary

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

The Company’s filings referred to above are also available on our Internet website, www.whitewave.com, under “Investor Relations”. Information contained in our Internet website does not constitute a part of this Proxy Statement. Stockholders may also contact Investor Relations at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202, or at investor.relations@whitewave.com, to obtain a copy, without charge, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

A list of stockholders will be available for inspection by stockholders of record during business hours at our principal executive offices at 1225 Seventeenth Street, Suite 1000, Denver, CO 80202 for ten days prior to the date of the Annual Meeting and will be available for review at the Annual Meeting or any adjournments or postponements thereof.

Expenses of Soliciting Proxies

Certain of our officers and employees may solicit proxies by mail, telephone, fax, e-mail or in person and will not receive any additional compensation for such efforts. In addition, we have engaged Innisfree M&A Incorporated to assist in the solicitation, for which we will pay $15,000, plus associated costs and expenses. We will pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Annex A

The WhiteWave Foods Company

GAAP to Non-GAAP Reconciliation

(Unaudited)

	FY 2012	FY 2013	FY 2014	FY 2015	Footnotes
Net Sales
GAAP	$2,289.4	$2,542.1	$3,436.6	$3,866.3
Pro Forma Adjustments	19.7	—	—	—	(a)
Adjustments	(3.6)	—	—	0.8	(f)(g)

Non-GAAP	$2,305.5	$2,542.1	$3,436.6	$3,867.1

Operating Income
GAAP	$180.3	$157.4	$266.7	$332.2
Pro Forma Adjustments	(15.9)	—	—	—	(a)(b)(c)
Adjustments	8.7	51.7	36.9	43.3	(g)(h)(j)

Non-GAAP	$173.1	$209.1	$303.6	$375.5

Diluted Earnings Per Share
GAAP	$0.73	$0.57	$0.79	$0.94
Pro Forma Adjustments	(0.19)	—	—	—	(a)(b)(c)(d)(e)(l)
Adjustments	0.06	0.17	0.16	0.18	(e)(f)(g)(h)(i)(j)(l)

Non-GAAP	$0.6	$0.74	$0.95	$1.12
Non-GAAP, Excluding China J.V.	$0.6	$0.74	$1.00	$1.19	(k)

The adjusted results differ from the Company’s results under GAAP due to the following:

(a)	The adjustment reflects:

i.	An agreement with two wholly-owned Dean Foods subsidiaries, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continued to sell and distribute certain WhiteWave products. This agreement modified our historical intercompany arrangements and reflects new pricing. The net effect of the agreement is an estimated increase in total net sales and an estimated increase in cost of sales of $19.7 million and $7.0 million for the year ended December 31, 2012.

ii.	Manufacturing agreements with (1) Morningstar pursuant to which Morningstar continued manufacturing various WhiteWave products on our behalf and (2) Suiza Dairy and Dean Dairy pursuant to which they continued manufacturing WhiteWave fresh organic milk products on our behalf. The agreements modified our historical intercompany arrangements and reflect new pricing. The net effect of the agreements is an estimated increase in cost of sales of $1.9 million for the year ended December 31, 2012.

(b)	The adjustment reflects the elimination of $36.0 million of license income associated with our intellectual property license agreement with Morningstar for the year ended December 31, 2012. In connection with our initial public offering, this agreement was terminated and we transferred the intellectual property subject to this license agreement to Morningstar.

(c)	The adjustment reflects the recurring impact on stock compensation expense for grants to the Company’s Named Executive Officers and other executives made in connection with our initial public offering (the “IPO grants”) of $8.2 million and the elimination of non-recurring transaction costs we incurred in connection with our initial public offering of $17.5 million for the year ended December 31, 2012.

(d)	The adjustment reflects:

i.	Elimination of $10.5 million of interest expense for the year ended December 31, 2012 related to the allocation of indebtedness of our former parent, Dean Foods Company, prior to our initial public offering.

ii.	Expected proforma annual interest expense on our established indebtedness at the time of our initial public offering of $17.8 million for the year ended December 31, 2012.

iii.	Elimination of interest income associated with our loan agreement with Morningstar related to the license income under the intellectual property license agreement of $6.4 million for the year ended December 31, 2012.

(e)	The adjustment reflects:

i.	Applying the 35% U.S. federal statutory tax rate to the pro forma adjustments for the year ended December 31, 2012.

ii.	Adjustments to income tax expense required to arrive at an adjusted effective tax rate on adjusted income before taxes in the amounts of:

•	($0.7) million for the year ended December 31, 2012.

•	$18.7 million for the year ended December 31, 2013.

•	$14.4 million for the year ended December 31, 2014.

•	$18.4 million for the year ended December 31, 2015.

(f)	The adjustment reflects:

i.	A transitional sales agreement with Morningstar pursuant to which Morningstar transferred back to us responsibility for sales and associated costs of certain WhiteWave products. The net effect of the agreement is an estimated increase in total net sales of $21.6 million for the year ended December 31, 2012.

ii.	A transitional sales agreement with Morningstar pursuant to which we transferred to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products. The net effect of the agreement is a decrease in total net sales, a decrease in cost of sales, and a decrease in selling and distribution expense of $25.2 million, $16.5 million, and $1.6 million, respectively; for the year ended December 31, 2012.

(g)	The adjustment reflects:

i.	Elimination of the historical corporate costs allocated to us by Dean Foods of $33.7 million for the year ended December 31, 2012.

ii.	Elimination of the non-cash impact on stock compensation expense for the IPO grants.

•	$9.7 million for the year ended December 31, 2012.

•	$10.9 million for the year ended December 31, 2013.

•	$12.3 million for the year ended December 31, 2014.

•	$13.2 million for the year ended December 31, 2015.

iii.	The inclusion of estimated stand-alone public company costs, including the costs of corporate services currently provided by Dean Foods of $50.4 million for the year ended December 31, 2012.

iv.	Elimination of other non-recurring transition costs.

•	$1.2 million for the year ended December 31, 2012.

•	$6.8 million for the year ended December 31, 2013.

•	$0.9 million for the year ended December 31, 2014.

v.	Elimination of non-recurring transaction costs related to the July 2013 Dean Foods offering of our shares of $1.4 million for the year ended December 31, 2013.

vi.	Elimination of non-recurring transaction and integration costs related to acquisitions and other investments.

•	$8.3 million for the year ended December 31, 2013.

•	$14.9 million ($0.8 million for Americas Foods & Beverages, $14.1 million for Corporate) for the year ended December 31, 2014.

•

$37.7 million ($7.8 million for Americas Foods & Beverages, $11.7 million for Americas Fresh Foods, $0.3 million for Europe Foods & Beverages, $17.9 million for Corporate) for the year ended December 31, 2015

(h)	The adjustment reflects:

i.	The adjustment reflects elimination of the (income) related to the mark-to-market adjustments on our interest rate hedges.

•	$1.2 million for the year ended December 31, 2012.

•	$(3.4) million for the year ended December 31, 2013.

•	$5.3 million for the year ended December 31, 2014.

•	$6.3 million for the year ended December 31, 2015.

ii.	The adjustment reflects expense related to the mark-to-market adjustment on commodity hedges of $9.9 million for the year ended December 31, 2014 and $2.8 million for the year ended December 31, 2015

(i)	The adjustment reflects elimination of expense related to debt issuance costs written off as a result of the debt modification of $0.8 million for the year ended December 31, 2014 and $1.5 million for the year ended December 31, 2015.

(j)	The adjustment reflects elimination of asset disposal and exit costs and subsequent adjustments:

i.	Elimination of the loss on assets held for sale related to the Company’s intention to sell the operations of its soy-based meat alternative business located in the Netherlands of $9.8 million for the year ended December 31, 2013.

ii.	Elimination of the non-cash write-down of the assets of the dairy farm located in Idaho.

•	$11.1 million for the year ended December 31, 2013.

•	$(0.4) million for the year ended December 31, 2014.

iii.	Elimination of restructuring costs in connection with the sale of the dairy farm located in Idaho.

•	$3.3 million for the year ended December 31, 2013.

•	$(0.7) million for the year ended December 31, 2014.

(k)	The adjustment reflects:

i.	The adjustment reflects the elimination of costs incurred to manage our China Joint Venture investment.

•	$5.7 million ($3.7 million, net of tax) for the year ended December 31, 2014.

•	$3.7 million ($2.5 million, net of tax) for the year ended December 31, 2015.

ii.	The adjustment reflects the elimination of the loss incurred on the investment in the China Joint Venture.

•	$6.0 million for the year ended December 31, 2014.

•	$10.7 million for the year ended December 31, 2015.

(l)	The number of shares used to compute diluted earnings per share, including the dilutive impact of stock options and RSUs:

•

153,770,497 for GAAP and Pro Forma Adjustments and 173,000,109 for Adjustments for the year ended December 31, 2012. Included within Diluted Earnings Per Share Pro Forma Adjustments of ($0.19) for the year ended December 31 2012, is a ($0.07) dilutive earnings per share impact as a result in the change of shares outstanding.

•	174,581,468 for GAAP and Adjustments for the year ended December 31, 2013.

•	177,949,916 for GAAP and Adjustments for the year ended December 31, 2014.

•	180,084,949 for GAAP and Adjustments for the year ended December 31, 2015.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. THE WHITEWAVE FOODS COMPANY 1225 17TH STREET, SUITE 1000 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS DENVER, CO 80202 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1A Michelle P. Goolsby 0 0 0 1B Stephen L. Green 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1C Anthony J. Magro 0 0 0 1D W. Anthony Vernon 0 0 0 1E Doreen A. Wright 0 0 0 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve, on an advisory basis, our executive 0 0 0 compensation. 3. Ratify the appointment of Deloitte & Touche LLP 0 0 0 as our independent auditor for 2016. 25 Yes No . 1 . 0 . Please indicate if you plan to attend this meeting 0 0 R1 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000279310 partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com THE WHITEWAVE FOODS COMPANY Annual Meeting of Stockholders May 12, 2016 9:30 AM (MDT) This proxy is solicited by the Board of Directors of The WhiteWave Foods Company for the 2016 Annual Meeting of Stockholders to be held at 9:30 am on May 12, 2016. The undersigned appoints Gregg L. Engles and Roger E. Theodoredis, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of The WhiteWave Foods Company held of record by the undersigned at the close of business on March 18, 2016 at the Annual Meeting of Stockholders of The WhiteWave Foods Company to be held on May 12, 2016 or at any postponement or adjournment thereof. Please direct your proxy how he is to vote by placing an “X” in the appropriate box opposite the resolutions, which have all been proposed by The WhiteWave Foods Company, specified on the reverse side hereof. This proxy, when properly executed and timely received, will be voted in the manner directed herein. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “For” each of the nominees for director listed on the reverse side hereof and “For” proposals 2 and 3. Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope. 0.1.25 . R1 2 0000279310 Continued and to be signed on reverse side